Exhibit 10.1

Execution Version

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of November 19, 2020 (this “Agreement”), among Callaway Golf Company (the “Borrower”), the Lenders party hereto (who constitute the Required Lenders) and Bank of America, N.A., as administrative agent (the “Administrative Agent”).

WHEREAS, reference is hereby made to the Credit Agreement dated as of January 4, 2019 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, including by the Amendment No. 1 to Credit Agreement, dated as of April 28, 2020, the “Credit Agreement”, and as further amended by this Agreement, the “Amended Credit Agreement”), among the Borrower, the Administrative Agent and the financial institutions party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Amended Credit Agreement;

WHEREAS, pursuant to and in accordance with that certain Agreement and Plan of Merger, dated as of October 27, 2020 (together with all exhibits, annexes and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Merger Agreement”), by and among the Borrower, 51 Steps, Inc., a Delaware corporation, and Topgolf International, Inc., a Delaware corporation (“TopGolf”), the Borrower intends to directly or indirectly acquire all of the issued and outstanding share capital of TopGolf, not directly or indirectly owned by the Borrower as of the date thereof (the “Acquisition”);

WHEREAS, in connection with, and subject to the occurrence of, the Acquisition, the Borrower has requested to amend the Credit Agreement on the terms set forth herein (the “Amendments”);

WHEREAS, Bank of America, N.A., JPMorgan Chase Bank, N.A., MUFG Union Bank, N.A. and Truist Securities, Inc. are acting as joint lead arrangers and joint bookrunning managers in connection with this Agreement and the Amendments (in such capacities, collectively, the “Amendment No. 2 Lead Arrangers”);

WHEREAS, the Credit Agreement provides that this Agreement, including the Amendments, may become effective with the consent of the Borrower, the Administrative Agent and Lenders constituting the Required Lenders;

WHEREAS, on the Agreement Effective Date (as defined below), each Lender (a “Consenting Lender”) that shall have delivered its signature to this Agreement shall be deemed to have become party to and consented to this Agreement, including the Amendments, and this Agreement shall become irrevocably valid, effective and binding upon each party hereto; and

WHEREAS, on the Amendment Operative Date (as defined below), the Amendments will become operative;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1.    Amendments and Consents.

(a)    Effective as of the Amendment Operative Date, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto, provided that this Agreement shall not constitute a novation of the Credit Agreement as in effect prior to the Agreement Effective Date or the Amendment Operative Date.

(b)    For purposes of the Credit Agreement, the Required Lenders hereby consent, subject to the occurrence of the Amendment Operative Date, to (x) the consummation of the Acquisition by Borrower and its Subsidiaries and (y) the designation of Top Golf and its subsidiaries as Unrestricted Subsidiaries under the Amended Credit Agreement, in each case, notwithstanding anything to the contrary in the Credit Agreement (and for the avoidance of doubt, without reducing or utilizing any basket or capacity set forth in the Amended Credit Agreement) so long as the Acquisition is consummated in accordance with the terms of the Merger Agreement in all material respects, which terms shall not have been altered, amended or otherwise changed or supplemented by the Borrower or any provision waived or consented to by the Borrower (including any change in the purchase price), in each case, in a manner materially adverse to the Lenders in their capacities as such, without the prior written consent of the Required Lenders (not to be unreasonably withheld) (it being understood that any decrease in the purchase price shall not be materially adverse to the Lenders and any increase in the purchase price, to the extent funded with equity interests of the Borrower, shall not be materially adverse to the Lenders).

(c)    Each Consenting Lender, by delivering its executed signature page to this Agreement agrees to be subject to the terms and conditions of this Agreement and that its consent to this Agreement, including the Amendments, shall be irrevocably valid, effective and binding upon such Lender and any successor, participant or assignee of such Lender and may not be revoked or terminated by such Lender or any such successor, participant or assignee.

SECTION 2.    Representations and Warranties. In order to induce the Lenders to consent to this Agreement and the Amendments, the Borrower represents and warrants to each of the Lenders and the Administrative Agent that on and as of the Agreement Effective Date both before and after giving effect to this Agreement, (i) the representations and warranties of each Loan Party contained in Article V of the Credit Agreement and each other Loan Document are true and correct in all material respects (except when qualified as to materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) on and as of the Agreement Effective Date, except to the extent that such representations and warranties relate to an earlier date, in which case they shall be true and correct as of such earlier date in all material respects; (ii) no Default or Event of Default exists as of the Agreement Effective Date or will result from this Agreement or the Amendments; and (iii) the execution, delivery and performance by the Borrower of this Agreement has been duly authorized by all necessary corporate action, and does not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach of or contravention of (x) any Contractual Obligation (including the ABL Loan Documents) to which the Borrower is a party or by which it is bound, the termination or adverse modification of which could reasonably be expected to have a Material Adverse Effect or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; (c) result in the creation of any Lien (other than Permitted Liens); or (d) violate any Applicable Law.

SECTION 3.    Effect of Amendment. On and after the Amendment Operative Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement. The Amended Credit Agreement and each of the other Loan Documents, as specifically amended by this Agreement, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall not be impaired or limited by the execution or effectiveness of this Agreement. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as an amendment or waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute an amendment or waiver of any provision of any of the Loan Documents.

SECTION 4.    Conditions to Effectiveness of this Agreement. This Agreement shall become effective as of the first date (the “Agreement Effective Date”) on which the following conditions precedent are satisfied (or waived by the Required Lenders):

(a)    the Administrative Agent shall have received from the Borrower and Lenders constituting the Required Lenders either (x) counterparts of this Agreement signed on behalf of such parties or (y) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of an Electronic Record executed using Electronic Signatures (each as defined below)) that such parties have signed counterparts of this Agreement;

(b)    all out-of-pocket expenses (including, without limitation, to the extent invoiced at least three (3) Business Days prior to the date thereof, the reasonable fees and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Amendment No. 2 Lead Arrangers) required to be paid or reimbursed pursuant to that certain Commitment Letter, dated as of October 27, 2020 by and among, inter alios, the Borrower and the Amendment No. 2 Lead Arrangers (the “Commitment Letter”) shall have been paid;

(c)    the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower dated as of the Agreement Effective Date, to the effect set forth in Sections 2(i) and 2(ii) hereof; and

(d)    the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower, dated as of the Agreement Effective Date, attaching a copy of (i) each Organization Document of the Borrower certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) incumbency certificates of the Responsible Officer of the Borrower executing this Agreement, (iii) resolutions of the board of directors and/or similar governing bodies of the Borrower approving and authorizing the execution, delivery and performance of this Agreement, certified as of the date hereof by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of the Borrower’s jurisdiction of incorporation.

The Administrative Agent shall notify the Borrower and the Lenders in writing of the occurrence of the Agreement Effective Date, which notice shall be conclusive and binding on all parties to the Credit Agreement.

SECTION 5.    Conditions to Amendments Becoming Operative. The Amendments shall become operative as of the first date (the “Amendment Operative Date”) on which the following conditions precedent are satisfied (or waived by the Required Lenders):

(a)    the Acquisition shall have been consummated in accordance with the terms of the Merger Agreement in all material respects, which terms shall not have been altered, amended or otherwise changed or supplemented by the Borrower or any provision waived or consented to by the Borrower (including any change in the purchase price), in each case, in a manner materially adverse to the Lenders in their capacities as such, without the prior written consent of the Required Lenders (not to be unreasonably withheld) (it being understood that any decrease in the purchase price shall not be materially adverse to the Lenders and any increase in the purchase price, to the extent funded with equity interests of the Borrower, shall not be materially adverse to the Lenders);

(b)    the Administrative Agent shall have received, for the account of each Consenting Lender, a consent fee in an amount equal to 0.50% of such Consenting Lender’s Term Loans outstanding as of the Agreement Effective Date; this fee will be fully earned, due and payable on, and subject to the occurrence of, the Amendment Operative Date;

(c)    all fees and expenses (including, without limitation, to the extent invoiced at least three (3) Business Days prior to the date thereof, the reasonable fees and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Amendment No. 2 Lead Arrangers) required to be paid pursuant to the Commitment Letter and the Fee Letter (as defined therein) shall have been paid; and

(d)    the Administrative Agent shall have received a Pledge Amendment (as defined in the Security Agreement) duly executed by each Loan Party that directly owns any Equity Interests of TopGolf (after giving effect to the TopGolf Acquisition), substantially in the form of Exhibit 2 to the Security Agreement, pledging such Equity Interests of TopGolf owned by each such Loan Party.

For the avoidance of doubt, there shall be no conditions, implied or otherwise, including the absence of any Default or Event of Default, the accuracy of any representation or warranty, or the compliance with the terms of the Loan Documents, to the effectiveness of the Amendments on the Amendment Operative Date other than those expressly provided in this Section 5, and upon the satisfaction (or waiver by the Required Lenders) of the conditions expressly provided in this Section 5, the Amendments shall become effective.

SECTION 6.    Acknowledgement and Affirmation.

(a)    The Borrower hereby expressly acknowledges the terms of this Agreement and affirms or reaffirms, as applicable, as of the date hereof the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Agreement and the transactions contemplated hereby.

(b)    The Borrower, by its signature below, hereby affirms and confirms (1) its obligations under each of the Loan Documents to which it is a party, and (2) the pledge of and/or grant of a security interest in its assets as Collateral to secure such Obligations, all as provided in the Collateral Documents as originally executed (as amended by the Pledge Amendment delivered pursuant to Section 5(d) hereof on the Amendment Operative Date and as the same may have otherwise been amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Agreement Effective Date), and acknowledges and agrees that such guarantee, pledge and/or grant continue in full force and effect in respect of, and to secure, such Obligations under the Credit Agreement as amended hereby and the other Loan Documents.

SECTION 7.    Counterparts; eSignatures.

(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. Delivery of an executed counterpart of this Agreement by facsimile or other electronic imaging means (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record (as defined below) and may be executed using Electronic Signatures (as defined below), including, without limitation, facsimile and/or .pdf. The Borrower agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Administrative Agent. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (ii) upon the request of the Administrative Agent any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

SECTION 8.    Post-Closing Covenant. On or before the date that is (30) days following the Amendment Operative Date, the Borrower shall have delivered (or caused the applicable Loan Parties to deliver) share certificates representing all of the Equity Interests of TopGolf owned by the Loan Parties.

SECTION 9.    Applicable Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT AND ANY CASE OR DISPUTE ARISING OUT OF SUCH INTERPRETATION SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CALLAWAY GOLF COMPANY,
as the Borrower

By:	/s/ Brian P. Lynch
	Name:	Brian P. Lynch
	Title:	Executive Vice President and Chief Financial Officer

[Callaway – Signature Page to Amendment No. 2]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Erik Truette
	Name:	Erik Truette
	Title:	Vice President

[Callaway – Signature Page to Amendment No. 2]

[Consenting Lender signatures on file with Administrative Agent]

EXHIBIT A

CREDIT AGREEMENT

Dated as of January 4, 2019,

as amended by Amendment No. 1, dated as of April 28, 2020 and Amendment No. 2, dated as of

November  19, 2020

among

CALLAWAY GOLF COMPANY,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

MUFG UNION BANK, N.A.

~~SUNTRUST ROBINSON HUMPHREY, INC.,~~TRUIST SECURITIES, INC.,

as Co-Syndication Agents,

and

The Other Lenders Party Hereto

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.

MUFG UNION BANK, N.A.

~~SUNTRUST ROBINSON HUMPHREY, INC.~~TRUIST SECURITIES, INC.

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Section		Page
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	~~39~~40
1.03	Accounting Terms	~~40~~41
1.04	Rounding	~~41~~42
1.05	Times of Day	~~41~~42
1.06	[Reserved]	~~41~~42
1.07	Currency Equivalents Generally	42
1.08	Interest Rates	~~42~~42
1.09	Limited Condition Acquisitions	~~42~~42
1.10	Pro Forma Calculations	~~43~~43

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		44

2.01	The Loans	~~44~~44
2.02	Borrowings, Conversions and Continuations of Loans	~~44~~44
2.03	[Reserved]	~~45~~46
2.04	[Reserved]	~~45~~46
2.05	Prepayments	~~45~~46
2.06	Termination or Reduction of Commitments	~~48~~49
2.07	Repayment of Loans	~~48~~49
2.08	Interest	~~48~~49
2.09	Fees	~~49~~50
2.10	Computation of Interest and Fees	~~49~~50
2.11	Evidence of Debt	~~50~~50
2.12	Payments Generally; Administrative Agent’s Clawback	~~50~~50
2.13	Sharing of Payments by Lenders	~~52~~52
2.14	Amend and Extend Transactions	~~53~~53
2.15	Increase in Commitments	~~54~~55
2.16	Refinancing Amendments	~~56~~57
2.17	MIRE Event	~~58~~58

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		~~58~~59

3.01	Taxes	~~58~~59
3.02	Illegality	~~62~~62
3.03	Inability to Determine Rates	~~63~~63
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	~~65~~65
3.05	Compensation for Losses	~~66~~67
3.06	Mitigation Obligations; Replacement of Lenders	~~67~~67
3.07	Survival	68

i

ARTICLE IV. CONDITIONS PRECEDENT TO BORROWINGS		68

4.01	Conditions of Initial Borrowing	68
4.02	Conditions to All Borrowings	71

ARTICLE V. REPRESENTATIONS AND WARRANTIES		~~71~~71

5.01	Existence, Qualification and Power; Compliance with Applicable Laws	~~71~~71
5.02	Authorization; No Contravention	72
5.03	Governmental Authorization; Other Consents	~~72~~72
5.04	Binding Effect	~~72~~72
5.05	Financial Statements; No Material Adverse Effect	~~72~~72
5.06	Litigation	~~73~~73
5.07	No Default	~~73~~73
5.08	Ownership of Property; Liens	~~73~~73
5.09	Environmental Compliance	~~73~~73
5.10	Insurance	74
5.11	Taxes	~~74~~74
5.12	ERISA Compliance	~~74~~74
5.13	Subsidiaries; Equity Interests; Loan Parties	~~75~~75
5.14	Margin Regulations; Investment Company Act	~~75~~75
5.15	Disclosure	~~75~~75
5.16	Compliance with Laws	76
5.17	Intellectual Property; Licenses, Etc	~~76~~76
5.18	Solvency	~~76~~76
5.19	[Reserved]	~~76~~76
5.20	Labor Matters	~~76~~76
5.21	OFAC	~~76~~76
5.22	Anti-Corruption Laws	77
5.23	USA PATRIOT Act	~~77~~77
5.24	Beneficial Ownership Certificate	~~77~~77
5.25	Liens; Security Interests in the Collateral	~~77~~77

ARTICLE VI. AFFIRMATIVE COVENANTS		78

6.01	Financial Statements	~~78~~78
6.02	Certificates; Other Information	~~79~~79
6.03	Notices	~~81~~81
6.04	Payment of Obligations	~~81~~81
6.05	Preservation of Existence, Etc	81
6.06	Maintenance of Properties	~~82~~82
6.07	Maintenance of Insurance	~~82~~82
6.08	Compliance with Laws	82
6.09	Books and Records	~~83~~83
6.10	Inspection Rights	~~83~~83
6.11	Use of Proceeds	~~83~~83
6.12	Additional Guarantors and Collateral	~~83~~83

6.13	Further Assurances	~~86~~86
6.16	Maintenance of Ratings	~~86~~86
6.17	Conference Calls	~~86~~86
6.18	Post-Closing Requirements	~~86~~86

ARTICLE VII. NEGATIVE COVENANTS		~~86~~87

7.01	Liens	~~87~~87
7.02	Indebtedness	~~89~~89
7.03	Investments	~~91~~92
7.04	Fundamental Changes	~~93~~93
7.05	Dispositions	~~93~~94
7.06	Restricted Payments	~~95~~95
7.07	Change in Nature of Business	~~96~~97
7.08	Transactions with Affiliates	~~96~~97
7.09	Burdensome Agreements	~~97~~97
7.10	Organization Documents	~~97~~98
7.11	Tax Consolidation	~~97~~98
7.12	Accounting Changes	~~97~~98
7.13	Activities of uPlay	~~97~~98
7.14	[Reserved]	~~97~~98

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		~~97~~98

8.01	Events of Default	~~97~~98
8.02	Remedies upon Event of Default	~~100~~101
8.03	Application of Funds	~~100~~101

ARTICLE IX. ADMINISTRATIVE AGENT		~~101~~102

9.01	Appointment and Authority	~~101~~102
9.02	Rights as a Lender	~~102~~103
9.03	Exculpatory Provisions	~~102~~103
9.04	Reliance by Administrative Agent	~~103~~104
9.05	Delegation of Duties	~~103~~104
9.06	Resignation of Administrative Agent	~~104~~104
9.07	Non-Reliance on Administrative Agent and Other Lenders	~~105~~105
9.08	No Other Duties, Etc	~~105~~106
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	~~105~~106
9.10	Collateral and Guaranty Matters	~~106~~107
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	~~107~~108
9.12	Certain ERISA Matters	~~108~~108

ARTICLE X. MISCELLANEOUS		~~109~~110

10.01	Amendments, Etc	~~109~~110
10.02	Notices; Effectiveness; Electronic Communications	~~111~~112
10.03	No Waiver; Cumulative Remedies; Enforcement	~~113~~113

10.04	Expenses; Indemnity; Damage Waiver	~~113~~114
10.05	Payments Set Aside	~~115~~116
10.06	Successors and Assigns	~~116~~116
10.07	Treatment of Certain Information; Confidentiality	~~122~~122
10.08	Right of Setoff	~~123~~123
10.09	Interest Rate Limitation	~~123~~124
10.10	Counterparts; Integration; Effectiveness	~~124~~124
10.11	Survival of Representations and Warranties	~~124~~124
10.12	Severability	~~124~~125
10.13	Replacement of Lenders	~~124~~125
10.14	Governing Law; Jurisdiction; Etc	~~125~~126
10.15	Waiver of Jury Trial	~~126~~127
10.16	No Advisory or Fiduciary Responsibility	~~127~~127
10.17	Electronic Execution of Assignments and Certain Other Documents	~~127~~128
10.18	USA PATRIOT Act	~~127~~128
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~128~~128

SCHEDULES

2.01	Commitments and Applicable Percentages
5.08(b)(i)	Material Real Property
5.09	Environmental Matters
5.12	ERISA Matters
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
5.20	Labor Matters
6.12	Guarantors
6.18	Post-Closing Requirements
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Form of Term Note
C	Assignment and Assumption
D	Administrative Questionnaire
E	Guaranty
F	Security Agreement
G	Perfection Certificate
H-1	U.S. Tax Compliance Certificate

H-2	U.S. Tax Compliance Certificate
H-3	U.S. Tax Compliance Certificate
H-4	U.S. Tax Compliance Certificate
I	Solvency Certificate
J	Auction Procedures
K	Affiliate Assignment Agreement
L	ABL Intercreditor Agreement
M	Compliance Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 4, 2019, among CALLAWAY GOLF COMPANY (the “Borrower”), a Delaware corporation, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS:

Pursuant to that certain Share Sale and Purchase Agreement, dated as of November 29, 2018 (together with all exhibits, annexes and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Borrower, Mainsee 1185. V V GmbH and Paw Luxco III S.à.r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, the Borrower intends to acquire (the “Closing Date Acquisition”) all of the issued and outstanding shares of issued share capital of JW Stargazer Holding GmbH (the “Acquired Business”).

To effect the Closing Date Acquisition, the Borrower will consummate the transactions contemplated by the Purchase Agreement.

Immediately prior to the consummation of the Closing Date Acquisition, the Borrower has requested from the Lenders a credit extension in the form of a term B loan facility in an aggregate principal amount up to $480,000,000, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

Immediately following the initial funding of the Term Loans, a portion of the proceeds of the Term Loans will be used to finance the Closing Date Acquisition and the fees and expenses incurred in connection with the Transaction and for working capital and general corporate purposes.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.    DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means Bank of America, N.A., as administrative agent under the ABL Credit Agreement or any successor thereto acting in such capacity.

“ABL Credit Agreement” means that the Third Amended and Restated Loan and Security Agreement, dated as of November 20, 2017, as amended by the First Amendment to Third Amended and Restated Loan and Security Agreement, dated as of November 29, 2018, among the Borrower, Callaway Golf Sales Company, a California corporation, Callaway Golf Ball Operations, Inc., a Delaware corporation, OGIO International Inc., a Utah corporation, Travis

Mathew Retail, LLC, a California limited liability company, travisMathew, LLC, a California limited liability company, Callaway Golf Canada Ltd., a Canada corporation, Callaway Golf Europe Ltd., a company organized under the laws of England (registered number 02756321), the other obligors from time to time party thereto, the financial institutions from time to time party thereto as lenders, and as further amended, supplemented, restated, amended and restated, extended or otherwise modified from time to time.

“ABL Intercreditor Agreement” means that certain ABL Intercreditor Agreement, dated as of the Closing Date, as amended, supplemented, restated, amended and restated, extended or otherwise modified from time to time, by and among the Administrative Agent, the ABL Agent and the other parties thereto from time to time, substantially in the form of Exhibit L.

“ABL Loan Documents” has the meaning assigned to the term “Loan Documents” (or similar term) in the ABL Credit Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Acquired Business” has the meaning specified in the Preliminary Statements.

“Act” has the meaning specified in Section 10.18.

“Additional Commitment Lender” has the meaning specified in Section 2.14(c).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Assignment Agreement” means an Assignment and Assumption substantially in the form of Exhibit K, with such amendments or modifications as may be approved by Administrative Agent.

“Agency Fee Letter” means the letter agreement, dated November 29, 2018, between the Borrower and the Administrative Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“All-in Yield” means, as to any Loans (or other Indebtedness, if applicable), the yield thereon to Lenders (or other lenders, as applicable) providing such Loans (or other Indebtedness, if applicable) in the primary syndication thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, rate floors or otherwise; provided, that original issue discount and upfront fees shall be equated to interest rate in a manner consistent with generally accepted financial practice based on an assumed four year average life (or, if less, the stated life to maturity at the time of the incurrence of such Loans or other Indebtedness, if applicable); provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees (regardless of whether paid in whole or in part to any or all lenders), other fees not paid generally to all lenders of such Loans (or other Indebtedness, if applicable) and customary consent fees for an amendment paid generally to consenting lenders; and provided, further, any Indebtedness that is fixed rate Indebtedness shall, for the purpose of determining the “All-In Yield,” be swapped to a floating rate on a customary match maturity basis.

“Amendment No. 2 ” means Amendment No. 2 to Credit Agreement, dated as of November 19, 2020.

“ Amendment No. 2 Lead Arrangers” has the meaning specified in Amendment No. 2.

“ Amendment No. 2 Operative Date” means the Amendment Operative Date (as defined in Amendment No. 2).

“ Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Commitment at such time, and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time. The initial Applicable Percentage of each Lender in respect of the Term Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means 3.50% per annum for Base Rate Loans and 4.50% per annum for Eurodollar Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Acquisition” means (1) an Investment by the Borrower or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Borrower or any Restricted Subsidiary or (2) the acquisition by the Borrower or any Restricted Subsidiary of all or substantially all of the assets or equity interests of any other Person or any division or line of business of any other Person.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Auction” has the meaning specified in Section 10.06(f).

“Auction Manager” means (a) either the Administrative Agent or any of its respective Affiliates or (b) any other financial institution or advisor agreed by the Borrower and the Administrative Agent (whether or not an affiliate of the Administrative Agent) to act as an arranger in connection with any repurchases pursuant to Section 10.06(f).

“Auction Procedures” has the meaning specified in Exhibit J.

“Audited Financial Statements” means (A) with respect to the fiscal years ending December 31, 2015, December 31, 2016 and December 31, 2017, the consolidated balance sheets of the Borrower and its Subsidiaries (excluding the Acquired Business) and (B) with respect to the fiscal years ending September 30, 2015, September 30, 2016 and September 30, 2017, the consolidated balance sheets of the Acquired Business, in each case, as of the end of such fiscal year and related consolidated statements of operations, cash flows and shareholders’ equity.

“Available Amount” means at any time (the “Reference Time”) an amount equal to, without duplication:

(a)    an amount equal to 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from January 1, 2019 to the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 at the Reference Time, or, in case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)    the net cash proceeds of any sale of Qualified Equity Interests by, or capital contribution to the common equity of, the Borrower and not utilized as the basis for any other Restricted Payment, Investment or prepayment of Indebtedness hereunder; minus

(c)    the cumulative amount of Restricted Payments made with the Available Amount from and after the Closing Date and on or prior to such time; minus

(d)    the cumulative amount of Investments made with the Available Amount from and after the Closing Date and on or prior to such time (net of any dividends, distributions, profits, returns or similar amounts in respect of any such Investments (not to exceed the original amount of such Investments)).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product” means any of the following products, services or facilities extended to the Borrower or any Restricted Subsidiary by a Lender or any of its Affiliates: (a) products under a Cash Management Agreement; (b) products under Swap Contracts; (c) commercial credit card and merchant card services; (d) purchase cards (including so-called “procurement cards” or “P-cards”), and (e) other banking products or services as may be requested by the Borrower or any Restricted Subsidiary unless otherwise agreed in writing between the Borrower or such Restricted Subsidiary and the provider of such products or services.

“Bank Product Debt” means Indebtedness and other obligations of the Borrower or any Restricted Subsidiary relating to Bank Products.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Borrowing Base” means, as of any date, an amount equal to (v) (i) as of the date of determination, 90% of the net book value of accounts receivable of the Borrower and its Restricted Subsidiaries plus (w) as of the applicable date of determination, 75% of the net book value of inventory of the Borrower and its Restricted Subsidiaries plus (x) as of the applicable date of determination, 80% of the fair market value of the owned real estate of the Borrower and its Restricted Subsidiaries that is not Term Loan Collateral (as defined in the ABL Intercreditor Agreement) and that is pledged on a first-priority basis under the ABL Credit Agreement plus (y) 50% of the net orderly liquidation value of the trademarks owned by the Borrower and its Restricted Subsidiaries that are pledged on a first-priority basis under the ABL Credit Agreement plus (z) 100% of the amount of cash pledged under the ABL Credit Agreement as of the applicable date of determination, in each case, as of the date of the most recent balance sheet included in the then most recent financial statements delivered pursuant to this Credit Agreement (with accounts receivable and inventory calculated on the basis that all Investments, Asset Acquisitions, Dispositions, mergers, consolidations and disposed operations that have been made by the Borrower and its Restricted Subsidiaries prior to or substantially contemporaneous with the date of any calculation shall be included or excluded, as the case may be, on a pro forma basis with such calculations made in good faith by a Responsible Officer of the Borrower).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, all liabilities incurred or expenditures made by the Borrower or a Restricted Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

“Capitalized Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States (or any state or district of the United States), rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of (a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right), (b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person, (c) the occurrence of any “Change of Control” (or any comparable term) in any document pertaining to the ABL Credit Agreement, including any refinancings thereof or (d) the adoption of a plan relating to the liquidation or dissolution of the Borrower.

“Class” (a) when used in reference to any Loans or Borrowing, refers to whether such Loans or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans established as a new Class of Loans, Extended Term Loans established as a new Class of Loans or Refinancing Term Loans established as a new Class of Loans, (b) when used in reference to any Commitments, refers to whether such Commitment is in respect of a commitment to make Term Loans, Incremental Term Loans of a given Class, Extended Term Loans of a given Class or Refinancing Term Loans of a given Class, and (c) when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Incremental Term Loans, Extended Term Loans or Refinancing Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Acquisition” has the meaning specified in the Preliminary Statements.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” or “Trust Property” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the ABL Intercreditor Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the collateral assignments, control agreements, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including as increased, extended or replaced as provided in Section 2.14, 2.15 and 2.16).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit M.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to the sum of (without duplication) (a) Consolidated Net Income for such period plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) interest expense for such period, (ii) the provision for federal, state, local and foreign taxes based on income, profits or capital payable or accrued for such period, including, without limitation, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations, (iii) the amount of depreciation and amortization expense for such period (including amortization of intangible assets and deferred financing fees or costs), (iv) extraordinary or non-recurring charges, expenses or losses, (v) other non-cash charges, expenses or losses, (vi) non-cash stock option and other equity-based compensation expenses, (vii) fees and expenses relating to the Transaction, (viii) any net loss for such period attributable to the early extinguishment of Indebtedness or to hedging obligations or other derivative instruments, (ix) any net loss from disposed, abandoned or discontinued operations~~,~~ and (x) the non-cash portion of straight-line rent expense to the extent not representing a future cash charge ~~and (xi) fees and~~

~~expenses incurred or any amortization thereof in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case, to the extent not otherwise prohibited hereunder~~ plus (c) the amount of pro forma cost savings and synergies (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to any Pro Forma Transaction that is expected to be realized within twelve (12) months after the consummation of such Pro Forma Transaction, in each case net of the amount of actual benefits realized during such period from such Investment or asset disposition, provided that the aggregate amount added to Consolidated EBITDA for any period pursuant to this clause (c) shall not exceed twenty percent (20%) of Consolidated EBITDA for such period (calculated prior to giving effect to this clause (c)), minus (d) the following to the extent added in calculating such Consolidated Net Income: (i) extraordinary or non-recurring income or gains; (ii) any net gain for such period attributable to the early extinguishment of Indebtedness or to hedging obligations or other derivative instruments; and (iii) any net gain from disposed, abandoned or discontinued operations. Consolidated EBITDA shall be calculated on a pro forma basis to the extent set forth in Section 1.10 to give effect to, among other things, any Permitted Acquisition.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) ~~extraordinary gains and extraordinary losses~~any extraordinary, exceptional, unusual, special or infrequent gain, loss or charge not in the ordinary course of business for such Measurement Period, (b) the net income of any Restricted Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, ~~and~~ (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) and (d) fees and expenses incurred or any amortization thereof in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger, acquisition or investment costs incurred during such period as a result of any such transaction, in each case, to the extent not otherwise prohibited hereunder.

“Consolidated Tangible Assets” means as of any date of determination, the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries minus consolidated intangible assets of the Borrower and its Restricted Subsidiaries, all determined in accordance with GAAP.

“Consolidated Total Assets” means as of any date of determination, the consolidated total assets of the Borrower and its Restricted Subsidiaries as of such date, determined in accordance with GAAP.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Debt as of such date, less Unrestricted Cash of the Borrower and its Restricted Subsidiaries to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period. For purposes of calculation of the Consolidated Total Net Leverage Ratio, not less than $100,000,000 of Funded Debt will be deemed to be outstanding under the ABL Credit Agreement on each date of determination regardless of the actual amount outstanding thereunder on such date of determination.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) the current portion of accrued interest and (iii) the current portion of current and deferred income taxes; provided that for the purposes of calculating increases or decreases of Consolidated Working Capital in the definition of “Excess Cash Flow”, any changes in current assets or current liabilities shall be excluded to the extent arising as a result of (x) the effect of fluctuations in the amount of recognized assets or liabilities under Swap Contracts, (y) any reclassification of assets or liabilities between current and noncurrent in accordance with GAAP (other than as a result of the passage of time) and (z) the effects of acquisition method accounting.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Prepayment Amount” has the meaning set forth in Section 2.05(b)(vii).

“Declining Term Lender” has the meaning set forth in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with a Disposition, less the amount of cash received in connection with a subsequent disposition of or collection on such Designated Non-Cash Consideration.

“Designation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Designation Amount” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, in each case on or prior to the date that is 91 days after the Maturity Date; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Borrower to redeem such Equity Interests upon the occurrence of a change of control, asset sale or casualty or condemnation event occurring prior to the 91st day after the Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interests specifically provide that the Borrower will not redeem any such Equity Interests pursuant to such provisions prior to the Obligations (other than contingent obligations not yet accrued and payable) having been paid in full.

“Disqualified Institution” means (i) those Persons who are bona fide competitors of the Borrower and its subsidiaries that have been identified in writing by the Borrower to the Lead Arrangers prior November 29, 2018, and (ii) in the case of clause (i), any of their Affiliates (other than Bona Fide Debt Funds) that are either (x) identified in writing by the Borrower from time to time or (y) clearly identifiable solely on the basis of such Affiliates’ names; provided, that the Borrower may after the Closing Date, supplement in writing to the Administrative Agent from time to time the list of bona fide competitors of the Borrower and its Subsidiaries pursuant to clause (i) above; provided, further, that any such additional designation (or identification of an Affiliate pursuant to clause (ii)(x) above) shall not apply retroactively to any prior allocation, assignment or participation.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” has the meaning specified in Section 10.06(g)(iv).

“ECF Percentage” shall mean (i) with respect to any fiscal year at the end of which the Senior Secured Net Leverage Ratio is greater than 1.75 to 1.00, 50%; (ii) with respect to any fiscal year at the end of which the Senior Secured Net Leverage Ratio is less than or equal to 1.75 to 1.00 and greater than 1.25 to 1.00, 25% and (iii) with respect to any fiscal year at the end of which the Senior Secured Net Leverage Ratio is less than or equal to 1.25 to 1.00, 0%.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.06(g).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, interpretations, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to hazardous materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA); (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)    if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on clause (a) of the definition of the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount equal to the excess of:

(a)    the sum, without duplication, of:

(i)    Consolidated Net Income of the Borrower for such period,

(ii)    an amount equal to the amount of all noncash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)    decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period),

(iv)    the amount by which tax expense deducted in determining such Consolidated Net Income for such period exceeded taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) by the Borrower and its Restricted Subsidiaries in such period, and

(iv)    an amount equal to the aggregate net noncash loss on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b)    the sum, without duplication, of:

(i)    an amount equal to the amount of all noncash credits included in arriving at such Consolidated Net Income,

(ii)    without duplication of amounts deducted in arriving at such Consolidated Net Income or pursuant to subclause (b)(xi) below in prior periods, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or its Restricted Subsidiaries (other than under any revolving credit facility),

(iii)    the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (x) the principal component of payments in respect of Capitalized Leases and (y) the amount of any scheduled repayment of Term Loans, but excluding all other prepayments of Term Loans (other than pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition or Casualty Event that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase), and (z) all prepayments in respect of any revolving credit facility (other than the ABL Credit Agreement), but only to the extent there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness (other than under any revolving credit facility) of the Borrower or its Restricted Subsidiaries,

(iv)    an amount equal to the aggregate net noncash gain on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)    increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions of a Person or business unit by the Borrower and its Restricted Subsidiaries during such period),

(vi)    cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness,

(vii)    without duplication of amounts deducted pursuant to subclause (b)(xi) below in prior periods, the amount of Investments and acquisitions (including earn-out payments and fees and expenses) made during such period to the extent permitted under Section 7.03 (excluding Investments in (x) Cash Equivalents, (y) Investment Grade Securities and (z) the Borrower or any of its Restricted Subsidiaries), except to the extent that such Investments and acquisitions were financed with the proceeds of Indebtedness (other than under any revolving credit facility) of the Borrower or its Restricted Subsidiaries,

(viii)    the amount of Restricted Payments made in cash during such period to the extent permitted under clauses (d), (e), (f), (g) and (j) of Section 7.06, to the extent that such Restricted Payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,

(ix)    the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi)    without duplication of amounts deducted in arriving at such Consolidated Net Income or deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions or Capital Expenditures and (B) at the option of the Borrower, to the extent set forth in a certificate of a Responsible Officer delivered to the Administrative Agent prior to the relevant Excess Cash Flow Application Date, the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash Capital Expenditures by the Borrower or any of its Restricted Subsidiaries (“Planned Capital Expenditures”), in each case to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash flow of the Borrower and its Restricted Subsidiaries actually utilized to finance such acquisitions, Capital Expenditures or Planned Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration or Planned Capital Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)    the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii)    an amount equal to the aggregate net cash losses on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in determining Consolidated Net Income.

“Excess Cash Flow Application Date” has the meaning assigned to such term in Section 2.05(b)(i).

“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2019.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extended Term Loans” means any Class of Term Loans the maturity of which shall have been extended pursuant to Section 2.14.

“Extending Lender” has the meaning specified in Section 2.14(e).

“Extension” has the meaning set forth in Section 2.14(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable Extending Lenders and the Administrative Agent.

“Extension Offer” has the meaning specified in Section 2.14(a).

“Fair Market Value” means, with respect to any asset, as determined by the Borrower, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated December 7, 2018, among the Borrower and the Lead Arrangers.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Debt that is secured by any Lien on any assets or property of the Borrower on a pari passu or senior basis to the Liens securing the Obligations as of such date, less Unrestricted Cash of the Borrower and its Restricted Subsidiaries to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period. For purposes of calculation of the First Lien Net Leverage Ratio, not less than $100,000,000 of Funded Debt that is secured by a Lien on the assets or property of the Borrower on a pari passu or senior basis to the Liens securing the Obligations will be deemed to be outstanding under the ABL Credit Agreement on each date of determination regardless of the actual amount outstanding thereunder on such date of determination.

“Flood Documentation” means with respect to each improved Mortgaged Property, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (to the extent an improved Mortgaged Property has a building or mobile home located in a Special Flood Hazard Area, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies, along with a copy of the underlying policies (if requested by the Administrative Agent) required by Section 5.10 and the applicable provisions of the Collateral Documents, the property policy shall (A) be endorsed or otherwise amended to include a “standard” lender’s loss payable or mortgagee endorsement (as applicable), (B) the general liability policy shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, (C) sufficiently identify the property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent, subject to the provisions of Section 5.05.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Restricted Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Loan Party or Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means as of any date of determination, all Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the

Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) the Restricted Subsidiaries of the Borrower listed on Schedule 6.12 and each other Restricted Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 and (b) with respect to (i) Obligations owing by any Loan Party (other than the Borrower) under any Secured Hedge Agreement or any Secured Cash Management Agreement and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“HMT” has the meaning assigned to such term in the definition of “Sanction(s).”

“Immaterial Subsidiary” means at any time, any Subsidiary of the Borrower that is not a Material Subsidiary.

“Impacted Loans” has the meaning assigned to such term in Section 3.03(a).

“Increase Effective Date” has the meaning assigned to such term in Section 2.15.

“Increase Joinder” has the meaning assigned to such term in Section 2.15(b).

“Incremental Commitments” has the meaning assigned to such term in Section 2.15.

“Incremental Term Loan Maturity Date” has the meaning assigned to such term in Section 2.15(b)(iii).

“Incremental Term Loans” means any loans made pursuant to any Incremental Commitments.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts and accrued expenses arising in the ordinary course of business);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” has the meaning specified in the Collateral Documents.

“Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that the Borrower or any of its Restricted Subsidiary’s ownership, manufacture, use, marketing, sale or distribution of any inventory, equipment, intellectual property or other Property violates another Person’s intellectual property.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(vi).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date of the Term Facility; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Term Facility.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Term Lenders; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments, in each case, consistent with the Borrower’s cash management and investment practices.

“IRS” means the United States Internal Revenue Service.

“Junior Debt” means Indebtedness for borrowed money, other than Indebtedness incurred under or pursuant to the ABL Credit Agreement, that is (x) unsecured, or (y) by its terms subordinated or junior in right of payment or security to the Obligations.

“Junior Debt Restricted Payment” means, any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by the Borrower or any of its Restricted Subsidiaries, of or in respect of principal of or interest on any Junior Debt (or any refinancing thereof permitted under Section 7.02); provided, that the following shall not constitute a Junior Debt Restricted Payment:

(a)    any Permitted Refinancing;

(b)    payments of regularly scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Debt from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Internal Revenue Code, and principal on the scheduled maturity date of any Junior Debt;

(c)    payments or distributions in respect of all or any portion of the Junior Debt with the proceeds from the substantially concurrent issuance, sale or exchange by the Borrower of Qualified Equity Interests; provided that such net cash proceeds are not included in any determination of the Available Amount; or

(d)    the conversion of any Junior Debt to Qualified Equity Interests of the Borrower; provided that such amounts are not included in any determination of the Available Amount.

“Latest Maturity Date” means, at any date of determination, the latest maturity date in respect of any Class of Term Loans, in each case then in effect on such date of determination.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCA Election” has the meaning specified in Section 1.09.

“LCA Test Date” has the meaning specified in Section 1.09.

“Lead Arrangers” means Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., MUFG Union Bank, N.A. and Truist Securities, Inc. (as successor in interest by merger to SunTrust Robinson Humphrey, Inc.), in their capacities as joint lead arrangers and bookrunners (including in their capacity as Amendment No. 2 Lead Arrangers).

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” has the meaning specified in Section 3.03(c).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition by the Borrower or one or more of its Restricted Subsidiaries permitted under this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Term Note, the Guaranty, the Collateral Documents and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse effect upon, the results of operations, business, properties or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of any Loan Party to perform its payment Obligations under any Loan Document to which it is a party or (ii) the rights and remedies available to, or conferred upon, the Administrative Agent and the Lenders, taken as a whole, under any Loan Documents.

“Material Real Property” means any fee-owned real property that is owned by any Loan Party with a fair market value in excess of $15,000,000 (at the Closing Date or, with respect to fee-owned real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith), other than the property located at 2180 Rutherford Road, Carlsbad, CA 92008.

“Material Subsidiary” means at any time, any Restricted Subsidiary of the Borrower (a) in which the aggregate Investments made by the Borrower and its Restricted Subsidiaries (excluding Investments in the nature of intercompany receivables payable by such Restricted Subsidiary arising in the ordinary course of business for the sale of inventory and provision of services but, in the case of Investments in a Foreign Subsidiary, including Investments in Subsidiaries of such Foreign Subsidiary other than any such receivables) exceed $20,000,000 or (b) that had net annual sales during the four fiscal quarters most recently ended (calculated on a pro forma basis after giving effect to any Asset Acquisition made during such period) of $50,000,000 or more.

“Maturity Date” means January 4, 2026; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Incremental Amount” means the sum of (a) $225,000,000 minus the aggregate principal amount of Incremental Term Loans and Permitted Alternative Incremental Facilities Debt previously established or incurred in reliance on this clause (a), plus (b) an unlimited amount so long as, in the case of this clause (b) only, on a pro forma basis (without giving effect to the application of proceeds therefrom and treating all Incremental Term Loans and Permitted Alternative Incremental Facilities Debt as secured by pari passu Liens on the Collateral whether or not actually secured), the First Lien Net Leverage Ratio would not exceed 2.25 to 1.00 (it being understood that the Borrower shall be deemed to have used amounts under clause (b) (to the extent compliant herewith) prior to utilization of amounts under clause (a)).

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower or, if fewer than four consecutive fiscal quarters of the Borrower have been completed since the Closing Date, the fiscal quarters of the Borrower that have been completed since the Closing Date.

“MFN Protection” has the meaning specified in Section 2.15(b)(v).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” shall mean the mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust or leasehold deeds to secure debt and other similar security documents delivered pursuant to Section 6.12.

“Mortgage Policy” has the meaning specified in Section 6.12(c)(iii).

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 5.08(b)(i), and, thereafter, shall include each other Material Real Property with respect to which a Mortgage is granted pursuant to Section 6.12.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)    with respect to any Disposition or Casualty Event by the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction or event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction or event, including payments required under the ABL Credit Agreement with respect to ABL Priority Collateral (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such transaction or event and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction or event as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)    with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Restricted Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Extending Lender” has the meaning specified in Section 2.14(c).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, expenses and other amounts that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, expenses and other amounts are allowed or allowable claims in such proceeding; provided that, without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties; provided further that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Off-Balance Sheet Liabilities” means, with respect to any Person, the (a) monetary obligations of such Person under a so-called synthetic lease, off-balance sheet or tax retention lease, if such obligations are considered indebtedness for borrowed money for tax purposes but such lease is classified as an operating lease under GAAP, but in any case excluding any obligations (i) that are liabilities of any such Person as lessee under any operating lease so long as the terms of such operating lease do not require any payment by or on behalf of such Person at termination of such operating lease pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such operating lease or (ii) under any arrangement pursuant to which such Person guarantees or otherwise assures any other Person of the value of the property or assets subject to such operating lease and (b) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document.

“Outstanding Amount” means on any date, the aggregate outstanding principal amount of Term Loans after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” shall mean a certificate in the form of Exhibit G or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a supplement thereto in form reasonably acceptable to the Administrative Agent.

“Permitted Acquisition” means any Asset Acquisition by the Borrower or any of its Restricted Subsidiaries where:

(a)    the Board of Directors or authorized management committee of the Borrower or of the applicable Restricted Subsidiary and of the Person whose assets or Equity Interests are being acquired has approved such Asset Acquisition;

(b)    the business acquired in connection with such Asset Acquisition is engaged in one or more of the leisure goods, products and services businesses generally or any business activities that are substantially similar, related, incidental or complementary thereto;

(c)    both before and after giving effect to such Asset Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Administrative Agent has been notified in writing by the Borrower that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;

(d)    after giving effect to the Asset Acquisition, the Borrower and its Restricted Subsidiaries will continue to be in compliance with the covenants in this Agreement, determined on a pro forma basis;

(e)    the purchase consideration with cash or other assets of the Borrower or any of the Guarantors payable in respect of all Permitted Acquisitions (including Asset Acquisitions and including deferred payment obligations) of entities that are not or do not become Guarantors and assets that do not become Collateral, together with all Investments in Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.03(c)(ii), shall not exceed $200,000,000 if after giving effect thereto, (i) the First Lien Net Leverage Ratio is not equal to or less than 2.75 to 1.00 or (ii) the Consolidated Total Net Leverage Ratio is not equal to or less than 3.50 to 1.00 (clauses (i) and (ii) collectively, the “Permitted Acquisition Leverage Condition”); and

(f)    within 30 days of the closing of such Asset Acquisition (or such longer period as the Administrative Agent may agree in its reasonable discretion), any Person required to become a Guarantor or to execute or to deliver any Loan Document will do so in accordance with the requirements of this Agreement.

“Permitted Alternative Incremental Facilities Debt” has the meaning set forth in Section 7.02(q).

“Permitted Liens” has the meaning assigned to such term in Section 7.01.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing thereof; provided, however, that: (a) no Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or weighted average life that is shorter than that of the Indebtedness being refinanced (provided that the stated maturity or weighted average life may be shorter if the stated maturity of any principal payment (including any amortization payments) is not earlier than the earlier of (1) the stated

maturity in effect prior to such refinancing or (2) 91 days after the Latest Maturity Date then in effect at the time of issuance), (ii) if the Indebtedness being refinanced is subordinated by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and (x) unsecured if the refinanced Indebtedness is unsecured or (y) secured by Liens expressly junior in priority to the Liens securing the Obligations, if the refinanced Indebtedness is secured by Liens expressly junior in priority to the Liens securing the Obligations) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus accrued interest, plus any premium or other payment required to be paid in connection with such refinancing, plus, in either case, the amount of fees and reasonable expenses of the Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing; and (c) the sole obligor on such refinancing Indebtedness shall be the Borrower or the original obligor on such Indebtedness being refinanced; provided, however, that any guarantor of the Indebtedness being refinanced shall be permitted to guarantee the refinancing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Financial Statements” means a summary pro forma balance sheet and related statement of operations of the Borrower, the Acquired Business and their respective Subsidiaries for the latest four-quarter period ending with the latest fiscal period covered by the Audited Financial Statements prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of the then existing conditions, all prepared in accordance with GAAP.

“Pro Forma Transaction” means (a) the Transaction, (b) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the making of any Restricted Payment pursuant to Sections 7.06(e) or (i), any Junior Debt Restricted Payment, any Investment that results in a Person becoming a Restricted Subsidiary or resulting from the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise and (c) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Properly Contested” means with respect to any obligation of any Person, (a) the obligation is subject to a bona fide dispute regarding amount or such Person’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP;

(d) non-payment could not have a Material Adverse Effect; (e) no Lien is imposed on assets of such Person or its Affiliates in an aggregate amount in excess of $1,000,000 for all such Liens, unless bonded and stayed to the reasonable satisfaction of Administrative Agent; and (f) if the obligation results from entry of a judgment or other order in an aggregate amount in excess of $1,000,000 for all such obligations, such judgment or order is stayed pending appeal or other judicial review.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Agreement” has the meaning specified in the Preliminary Statements.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests. Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Borrower.

“Real Estate” means all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refinancing Amendment” has the meaning set forth in Section 2.16(c).

“Refinancing Effective Date” has the meaning set forth in Section 2.16(a).

“Refinancing Term Loans” has the meaning set forth in Section 2.16(a).

“Register” has the meaning specified in Section 10.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Repricing Event” means (i) any prepayment or repayment of the Term Facility (or any Incremental Term Loans) with the proceeds of, or any conversion of such Loans into, any new or replacement tranche of term loans bearing interest at an All-in Yield less than the All-in Yield applicable to the Term Facility (or such Incremental Term Loans), other than such prepayments or repayments in connection with (x) a Change of Control of the Borrower or (z) a Transformative Acquisition, and (ii) any amendment to the Term Facility (or any Incremental Term Loans) that, directly or indirectly, reduces the All-in Yield applicable to the Term Facility (or such Incremental Term Loans).

“Request for Borrowing” means with respect to a Borrowing, conversion or continuation of Term Loans, a Committed Loan Notice.

“Required Class Lenders” means, at any time with respect to any Class of Loans or Commitments, Lenders having Term Loan Exposure with respect to such Class representing more than 50% of the Term Loan Exposure of all Lenders of such Class.

“Required Lenders” means, at any time, the Term Lenders holding more than 50% of the Term Facility on such date.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Restricted Subsidiaries, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment or (c) any Junior Debt Restricted Payment (it being understood and agreed, for the avoidance of doubt, none of the actions described in clauses (a) – (d) of the definition of Junior Debt Restricted Payment shall be considered a Restricted Payment with respect to an Equity Interest that also constitutes Junior Debt).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than Unrestricted Subsidiaries. Each Subsidiary of the Borrower that is a Guarantor shall constitute a Restricted Subsidiary at all times. Each Subsidiary of the Borrower that is a borrower under the ABL Credit Agreement shall constitute a Restricted Subsidiary at all times.

“Revocation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank unless the obligations thereunder are secured under the ABL Loan Documents.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party any Hedge Bank unless the obligations thereunder are secured under the ABL Loan Documents.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in Section 1.1(c) of the Security Agreement.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Debt that is secured by any Lien on any assets or property of the Borrower as of such date, less Unrestricted Cash of the Borrower and its Restricted Subsidiaries to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period. For purposes of calculation of the Senior Secured Net Leverage Ratio, not less than $100,000,000 of Funded Debt that is secured by a Lien on the assets or property of the Borrower will be deemed to be outstanding under the ABL Credit Agreement on each date of determination regardless of the actual amount outstanding thereunder on such date of determination.

“Solvent” and “Solvency” mean, with respect to the Borrower and its Restricted Subsidiaries on any date of determination, that on such date (i) the fair value of the assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Restricted Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries on a consolidated basis is greater than the amount required to pay the probable liability of the Borrower and its Restricted Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Restricted Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its ~~subsidiaries~~Restricted Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“Special Flood Hazard Area” has the meaning set forth in Section 6.12(c).

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

“Specified Representations” means Section 5.01 (solely with respect to the corporate status and corporate power and authority to enter into the Loan Documents), Section 5.02, Section 5.03, Section 5.04, Section 5.14, Section 5.18, Section 5.21, Section 5.22, Section 5.23, Section 5.24 and Section 5.25.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Survey” has the meaning assigned to such term in Section 6.12(c)(iii).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing

(including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Loan Closing Fee” has the meaning set forth in Section 2.09(b).

“Term Loan Exposure” means, as to any Term Lender at any time, the aggregate Outstanding Amount at such time of its Term Loans; provided that at any time prior to the making of the Term Loans, the Term Loan Exposure of any Term Lender shall be equal to such Term Lender’s Commitment.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender, evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit B.

“Threshold Amount” means $45,000,000.

“Title Insurer” has the meaning assigned to such term in Section 6.12(c)(iii).

“Top Golf” means Topgolf International, Inc., a Delaware corporation.

“Top Golf Acquisition” means the acquisition by the Borrower, directly or indirectly of 100% of the Equity Interests of Top Golf not directly or indirectly owned by the Borrower prior to the date of the Top Golf Acquisition Agreement in all material respects in accordance with the Top Golf Acquisition Agreement.

“ Top Golf Acquisition Agreement” means the Agreement and Plan of Merger, dated as of October 27, 2020, by and among the Borrower, Top Golf and the other parties thereto, as amended, restated, supplemented, waived or otherwise modified.

“ Top Golf Proceeds” means cash proceeds received by the Borrower in connection with any: (a) sale of all or a portion of the Equity Interests of Top Golf owned by the Borrower (other than in connection with the Top Golf Acquisition), or (b) dividend received by the Borrower from Top Golf on account of the Borrower’s ownership interest in Top Golf; provided that the Borrower elects to designate such proceeds as Top Golf Proceeds by at least five (5) Business Days (or such lesser time as approved by the Administrative Agent in its sole discretion) prior written notice (such notice, the “Top Golf Proceeds Notice”) to the Administrative Agent of the occurrence of such transaction which will give rise to such cash proceeds.

“Transaction” means the Closing Date Acquisition, the entering into and funding of the Term Facility and all related transactions.

“Transformative Acquisition” means any Asset Acquisition or other Investment by the Borrower or any Restricted Subsidiary, whether by purchase, merger or otherwise, that (i) is not permitted by the terms of this Agreement immediately prior to the consummation of such Asset Acquisition or other Investment or (ii) if permitted by the terms of this Agreement immediately prior to the consummation of such Asset Acquisition or other Investment, the terms of the Loan Documents would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility for the continuation or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, as of any date, all unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries and all cash and Cash Equivalents restricted solely in favor of or pursuant to any Loan Document (and, to the extent also restricted in favor of or pursuant to any Loan Document, other Indebtedness).

“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower after the Closing Date in a written notice to the Administrative Agent ~~and (b~~(a “Designation ”), (b) Top Golf and its subsidiaries and (c) any subsidiary of any subsidiary described in clause (a) or (b) above or this clause (~~b~~c); provided that no Event of Default shall have occurred and be continuing at the time of or after giving effect to the designation of a subsidiary as an Unrestricted Subsidiary under clause (a ~~“Designation”~~) above; provided, further, that (x) no subsidiary shall be designated as an Unrestricted Subsidiary under clause (a) above unless ~~(x)~~  such subsidiary is not party to any transaction with the Borrower or any Restricted Subsidiary unless the terms of such transaction complies with Section 7.08 and (y) no Investments may be made in any ~~such~~Unrestricted Subsidiary by the Borrower or any Restricted Subsidiary except to the extent permitted under Section 7.03 (it being understood that, if a subsidiary is designated as an Unrestricted Subsidiary under clause (a) above after the Closing Date, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and shall be subject to the limits set forth in Section 7.03). It is understood that, other than with respect to the net income of any Unrestricted Subsidiary to the extent such income has actually been distributed in cash to the Borrower or any Restricted Subsidiary during the applicable period, Unrestricted Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower.

The Borrower may revoke the designation of a Subsidiary as an Unrestricted Subsidiary pursuant to a written notice to the Administrative Agent so long as, after giving pro forma effect to such revocation no Event of Default shall be in existence (a “Revocation”). Upon any Revocation, such Unrestricted Subsidiary shall constitute a Restricted Subsidiary for all purposes of this Agreement and the Borrower shall comply with Section 6.12 if such subsidiary is a Domestic Subsidiary that is a Material Subsidiary. In the case of any Revocation, if the designation of such subsidiary as an Unrestricted Subsidiary caused the available basket amount referred to in

Section 7.03 to be utilized by an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the subsidiary so designated (the amount so utilized, the “Designation Amount”), then, effective upon such Revocation, such available basket amount shall be increased by the lesser of (i) the Designation Amount and (ii) the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such subsidiary at the time of such Revocation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this definition shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (to the extent assumed).

“uPlay” means uPlay, Inc., a Delaware corporation.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03    Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the FASB on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Leases in the financial statements. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the

Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable)

1.06    [Reserved].

1.07     Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency. 1.08    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.09    Limited Condition Acquisitions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable ratio or basket amount in connection with incurrence of Indebtedness, the creation of Liens or the making of an Investment (including any Asset Acquisition), or (ii) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom and/or that representations and warranties be true and correct, in the case of each of clauses (i) and (ii) in connection with a Limited Condition Acquisition, the date of determination of such ratio, of whether any Default or Event of Default (other than an Event of Default pursuant to Sections 7.01(a), (b) or (g)) has occurred, is continuing or would result therefrom and whether the representations and warranties are true and correct shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios and other provisions are calculated as if such Limited Condition Acquisition or other transactions had occurred as of the first day of the most recent four fiscal quarter period ending prior to such LCA Test Date for which financial statements have been or were required to be delivered pursuant to Section 6.01(a) or (b) (or, prior to the delivery of any such financials statements, the latest financial statements referred to in Section 5.05), the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless an Event of Default pursuant to Sections 7.01(a), (b) or (g) shall be continuing on the date such Limited Condition Acquisition is consummated. For the avoidance of doubt, (i) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA) or other provisions at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Acquisition, unless on such date an Event of Default pursuant to Sections 7.01(a), (b) or (g) shall be continuing. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Limited Condition Acquisition on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated, and be required to be satisfied, on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.10    Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, Consolidated EBITDA, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.10.

(b)    For purposes of calculating Consolidated EBITDA for any Measurement Period, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio, (i) the transaction or event with respect to which the calculation of any such amount or ratio is to be made pursuant to this Agreement, as applicable (and the incurrence or repayment of any Indebtedness in connection therewith), and (ii) all other Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (x) during the applicable Measurement Period or (y) subsequent to such Measurement Period and prior to or simultaneously with the event with respect to which the calculation of any such amount or ratio is being made, in each case shall be given effect to on a pro forma basis assuming that all such events or transactions referred to in clauses (i) or (ii) (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the applicable Measurement Period. If since the beginning of any applicable Measurement Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Measurement Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 1.10, then Consolidated EBITDA, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.10.

(c)    Whenever pro forma effect is to be given to a Pro Forma Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and shall include, without duplication, adjustments for the Consolidated EBITDA (as determined in good faith by the Borrower) represented by any Person or line of business acquired or disposed of.

(d)    In the event that the Borrower or any Restricted Subsidiary (i) incurs (including by assumption or guarantee) or (ii) repays, redeems, defeases, retires, extinguishes or is released from, or is otherwise no longer obligated in respect of (each, a “Repayment”), any Indebtedness included in the calculation of the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (x) during the applicable Measurement Period or (y) subsequent to the end of the applicable Measurement Period and prior to or simultaneously with the event with respect to which the calculation of any such ratio is being made, then the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or Repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable Test Period.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    The Loans. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Commitment. The Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

2.02    Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Term Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e)    After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Term Facility.

(f)     Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.03    [Reserved].

2.04    [Reserved]

2.05    Prepayments.

(a)    Optional. Subject to the last sentence of this Section 2.05(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Term Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans (of any Class) pursuant to this Section 2.05 (a) shall be applied to the principal repayment installments thereof in direct order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentage in respect of the Term Facility. If any Repricing Event occurs prior to the date occurring ~~12~~six (6) months after the ~~Closing~~Amendment No. 2 Operative Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term Lender with Term Loans that are subject to such Repricing Event (including any Term Lender which is replaced pursuant to Section 3.06 as a result of its refusal to consent to an amendment giving rise to such Repricing Event), a fee in an amount equal to 1.00% of the aggregate principal amount of the Term Loans subject to such Repricing Event. Such fees shall be earned, due and payable upon the date of the occurrence of such Repricing Event.

(b)    Mandatory.

(i)     Beginning with the fiscal year ending on December 31, 2019, within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) (the “Excess Cash Flow Application Date”), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) the ECF Percentage of Excess Cash Flow for the fiscal year covered by such financial statements over (B) to the extent not financed using the proceeds of long-term Indebtedness, (x) the aggregate principal amount of Term Loans prepaid pursuant to Section 2.05(a) (such prepayments to be applied as set forth in clause (iv) below) plus (y) the aggregate principal amount of voluntary prepayments under the ABL Credit Agreement (to the extent commitments under the ABL Credit Agreement are permanently reduced by the amount of such prepayments at the time of such prepayment).

(ii)    If (1) the Borrower or any of its Restricted Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(b), (c), (d), (e), and (f) or any Disposition of ABL Priority Collateral) or (2) any Casualty Event (other than in respect of ABL Priority Collateral) occurs, in each case, which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds promptly upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (iv) below). Notwithstanding the foregoing, the Borrower may deliver within 45 days of the date of receipt of such Net Cash Proceeds a certificate to the Administrative Agent setting forth that portion of such Net Cash Proceeds that the Lead Borrower and/or its Restricted Subsidiaries, as the case may be, intends to, so long as no Default shall have occurred and be continuing, the Borrower or such Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 365 days (or within 180 days following the end of such 365 day period if any portion of such proceeds are not so used within such 365 day period but are contractually committed within such 365 day period to be used) after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iii)    Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02 (other than Refinancing Term Loans)), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary (such prepayments to be applied as set forth in clause (iv) below).

(iv)    Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, to Term Loans in direct order of maturity.

(v)    Notwithstanding any of the other provisions of clause (i) or (ii) of this Section 2.05(b), so long as no Default under Section 8.01(a) or Section 8.01(f), or Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (i) or (ii) of this Section 2.05(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $10,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (i) or (ii) of this Section 2.05(b) to be applied to prepay Loans exceeds $10,000,000. Upon the occurrence of a Default under Section 8.01(a) or Section 8.01(f), or an Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b) (without giving effect to the first sentence of this clause (v)) but which have not previously been so applied.

(vi)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to this Section 2.05(b) at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the Term Loans). Any Term Lender (a “Declining Term Lender”) may elect, by delivering written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to Section 2.05(b) not be made (the aggregate amount of such prepayments declined by the Declining Term Lenders, the “Declined Prepayment Amount”). If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. In the event that the Declined Prepayment Amount is greater than $0, such Declined Prepayment Amount shall be retained by the Borrower. For the avoidance of doubt, the Borrower may, at its option, apply any amounts retained in accordance with the immediately preceding sentence to prepay loans in accordance with Section 2.05(a).

(vii)    Notwithstanding any other provision of this Section 2.05(b) the contrary, to the extent that a Responsible Officer of the Borrower has reasonably determined in good faith that repatriation of any of or all the Net Cash Proceeds or Excess Cash Flow of a Foreign Subsidiary giving rise to a prepayment event pursuant to this Section 2.05(b) (i) would have a material adverse tax consequence or (ii) would not be permissible under any applicable Law or would conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or would result in, or be reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Loans at the times provided in this Section 2.05(b); provided that the Borrower hereby agrees, and will cause any applicable Restricted Subsidiary, to promptly take all commercially reasonable actions required by Law (including applicable local law) to permit such repatriation without such material adverse consequences.

2.06    Termination or Reduction of Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero on the date of the Borrowing of the Term Loans.

2.07    Repayment of Loans. The Borrower shall repay to the Term Lenders principal of outstanding Term Loans on the last Business Day of each March, June, September and December of each year (commencing on the applicable day of the first full fiscal quarter of the Borrower after the Closing Date) prior to the Maturity Date in an amount equal to $1,200,000, and on the Maturity Date, in an amount equal to the then unpaid principal amount of such Term Loans outstanding.

2.08    Interest. (a)    Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under the Term Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan under the Term Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    (i)     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)    Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.

(a)    The Borrower shall pay to the Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter and Agency Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)    The Borrower agrees to pay on the Closing Date to each Lender of an initial Term Loan party to this Agreement on the Closing Date, as fee compensation for the funding of each such Lender’s initial Term Loan, a closing fee, which shall be structured as original issue discount (the “Term Loan Closing Fee”) in an amount equal to 2.00% of the stated principal amount of such Lender’s initial Term Loan funded on the Closing Date. Such Term Loan Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and shall be netted against the initial Term Loans made by such Lender to the Borrower.

2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11    Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12    Payments Generally; Administrative Agent’s Clawback. (a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative

Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Term Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Term Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Term Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Disqualified Institution) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14    Amend and Extend Transactions.

(a)    The Borrower may, by notice to the Administrative Agent from time to time request an extension (each, an “Extension”) of the maturity date of any Class of Loans to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable Class of Term Loans that will be subject to the Extension (which shall be in minimum increments of $500,000 and a minimum amount of $10,000,000), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than thirty (30) days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the relevant Class of Term Loans to which such Extension relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower. If the aggregate principal amount of Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Term Loans of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b)    The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing prior to and after giving effect to such Extension, (ii) the representations and warranties set forth in Article V and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension and (iii) the terms of such Extended Term Loans shall comply with clause (d) of this Section 2.14.

(c)    The Borrower shall have the right to replace each Lender that determines not to so extend its maturity date (a “Non-Extending Lender”) with, and add as “Term Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Term Lender, its Commitment shall be in addition to any other Commitment of such Lender hereunder on such date).

(d)    The terms of each Extension shall be determined by the Administrative Agent, the Borrower and the applicable Extending Lenders and set forth in an amendment to this Agreement (an “Extension Amendment”); provided that (i) the final maturity date of any Extended Term Loan shall be no earlier than the maturity date of the Class of Term Loans being extended, (ii) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of the Class of Term Loans being extended, (iii) the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Term Loans and the borrower and guarantors of the Extended Term Loans shall be the same as the Borrower and Guarantors with respect to the existing Term Loans, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Term Loans shall be determined by the Borrower and the applicable Extending Lenders, (v) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the Class of Term Loans and (vi) the terms of the Extended Term Loans shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(e)    In connection with any Extension, the Borrower, the Administrative Agent and each applicable Extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Term Loans as a new Class or tranche of Term Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches), in each case on terms consistent with this Section 2.14. This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15    Increase in Commitments. The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional tranches of term loans or new Commitments (each, an “Incremental Commitments”) by an aggregate amount not in excess of (other than in the case of Incremental Commitments with respect to Refinancing Term Loans) the Maximum Incremental Amount. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent) and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment. Each Incremental Commitment shall be in an aggregate amount of $10,000,000 or any whole multiple of $500,000 in excess thereof (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Commitments set forth in above).

(a)    Conditions. The Incremental Commitments shall become effective as of the Increase Effective Date; provided that:

(i)    subject to Section 1.09, before and after giving effect to such Incremental Commitments, each of the conditions set forth in Section 4.02 shall be satisfied; and

(ii)    the Borrower shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Closing Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(b)    Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to Incremental Commitments shall be as follows:

(i)    terms and provisions of Incremental Term Loans shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Loans (it being understood that Incremental Term Loans may be a part of the Term Loans) and to the extent that the terms and provisions of Incremental Term Loans are not identical to the Term Loans (except to the extent permitted by clause (ii), (iii), (iv) or (v) below) they shall be reasonably satisfactory to the Administrative Agent; provided that in any event the Incremental Term Loans must comply with clauses (ii), (iii), (iv) and (v) below;

(ii)    the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the then existing Term Loans;

(iii)    the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the then Latest Maturity Date;

(iv)    the Incremental Term Loans shall not be guaranteed by any ~~subsidiaries~~Subsidiaries of the Borrower that do not guarantee the Obligations and if secured, shall be secured on a pari passu or junior basis by the same Collateral (and no additional Collateral) securing the Obligations and any Incremental Term Loans shall have the same payment priority as the Term Facility; provided that any such Incremental Term Loans secured on a junior basis shall be documented in a separate credit agreement and such Incremental Term Loans shall be subject to an intercreditor agreement in form and substance satisfactory to the Administrative Agent;

(v)    the Applicable Rate for Incremental Term Loans shall be determined by the Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Rate for any Incremental Term Loan is greater than the Applicable Rate for the Term Loans by more than 50 basis points, then the Applicable Rate for the Term Loans shall be increased to the extent necessary so that the Applicable Rate for the Incremental Term Loans is not more than 50 basis points higher than the Applicable Rate for the Term Loans; provided, further, that in determining the Applicable Rate applicable to the Term Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Lead Arrangers (or their respective affiliates) in connection with the Term Loans or to one or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded; and (z) if the LIBOR or Base Rate “floor” for the Incremental Term Loans is greater than the LIBOR or Base Rate “floor,” respectively, for the existing Term Loans, the difference between such floor for the Incremental Term Loans and the existing Term Loans shall be equated to an increase in the Applicable Rate for purposes of this clause (v) (this clause (v), the “MFN Protection”).

The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them. Notwithstanding the provisions of Section 10.01, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.15. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans made pursuant to this Agreement. This Section 2.15 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

(c)    Making of New Term Loans. On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to the Borrower in an amount equal to its new Commitment.

(d)    Equal and Ratable Benefit. The Loans and Commitments established pursuant to this clause (d) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents, except that the new Loans may be subordinated in right of payment or the

Liens securing the new Loans may be subordinated, in each case, to the extent set forth in the Increase Joinder. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such class of Term Loans or any such new Commitments.

2.16    Refinancing Amendments. Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all proceeds of which are used to refinance in whole or in part any Class of Term Loans pursuant to Section 2.05(b)(iv). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:

(i)    before and after giving effect to the Borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02 shall be satisfied;

(ii)    the final maturity date of the Refinancing Term Loans shall be no earlier than the maturity date of the refinanced Term Loans;

(iii)    the weighted average life to maturity of such Refinancing Term Loans shall be no shorter than the then-remaining weighted average life to maturity of the refinanced Term Loans;

(iv)    the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, expenses, commissions, underwriting discounts and premiums and accrued interest associated therewith;

(v)    all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms, optional prepayment or mandatory prepayment or redemption terms shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Restricted Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent);

(vi)    there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans;

(vii)    Refinancing Term Loans shall not be secured by any asset of the Borrower and its ~~subsidiaries~~Subsidiaries other than the Collateral; and

(viii)    Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (other than as provided otherwise in the case of such prepayments pursuant to Section 2.05(b)(iv)) hereunder, as specified in the applicable Refinancing Amendment.

(b)    The Borrower may approach any Lender or any other person that would be an Eligible Assignee to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.

(c)    The Borrower and each Lender providing the applicable Refinancing Term Loans shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans. For purposes of this Agreement and the other Loan Documents, if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have a Term Loan having the terms of such Refinancing Term Loan. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.16), (i) no Refinancing Term Loan is required to be in any minimum amount or any minimum increment, (ii) there shall be no condition to any incurrence of any Refinancing Term Loan at any time or from time to time other than those set forth in clause (a) above and (iii) all Refinancing Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the refinanced Term Loans and all Obligations in respect thereof.

2.17    MIRE Event. Notwithstanding anything to the contrary herein, if there are any Mortgaged Properties, the making, increasing, extension or renewal of any Loans pursuant to this Agreement (including any incremental credit facilities, but excluding any continuation or conversion of Borrowings) after the Closing Date shall be subject to flood insurance due diligence in accordance with Section 6.12 and flood insurance compliance in accordance with Section 5.05 hereto.

Each party hereto hereby agrees that, upon the Refinancing Effective Date of any Refinancing Term Loans, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Term Loans evidenced thereby. Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.17 (including, without limitation, to provide for the establishment of Refinancing Term Loans) and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing between the Administrative Agent and the Borrower and furnished to the other parties hereto.

ARTICLE III.    TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) each applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification by Borrower. Each of the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the any Loan Party to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party with respect to payments of interest under any Loan Document, two duly executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(2)    two duly executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that (I) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (II) no payments under any Loan Document are effectively connected with the Lender’s conduct of a U.S. trade or business, and (y) two duly executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, two duly executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(iv)    Notwithstanding anything in this Section 3.01(e), no Lender shall be required to deliver pursuant to this Section 3.01(e) any form or certification that it is not legally eligible to deliver.

(v)    Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).

(f)    Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this Section 3.01(f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any Recipient to available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such

Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03    Inability to Determine Rates.

(a)    If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

For purposes hereof, “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

3.04    Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or other Recipient, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. Each Lender may make any Loan or credit extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loan or credit extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.    CONDITIONS PRECEDENT TO BORROWINGS

4.01    Conditions of Initial Borrowing. The obligation of each Lender to make the initial Loans hereunder is subject to satisfaction of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)    executed counterparts of this Agreement;

(ii)    a Term Note executed by the Borrower in favor of each Lender requesting a Term Note;

(iii)    a security agreement, in substantially the form of Exhibit F (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with (A) certificates and instruments representing certificated Equity Interests that constitute Collateral accompanied by undated stock powers or instruments of transfer executed in blank, (B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement, (C) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens), (D) a Perfection Certificate, in substantially the form of Exhibit G, duly executed by each of the Loan Parties, (E) evidence that all other actions, recordings and filings that the Administrative Agent may deem necessary in order to have a perfected first priority security interest (subject to the ABL Intercreditor Agreement) in the Collateral (including receipt of duly executed payoff letters and UCC-3 termination statements) shall have been taken, and (F) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral; provided that to the extent any security interest in the Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing Equity Interests) is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date but shall be required to be delivered no later than ninety (90) days after the Closing Date (or such later period as agreed to by the Administrative Agent);

(iv)    executed counterparts of the ABL Intercreditor Agreement;

(v)    [reserved];

(vi)    a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement (as each such term is defined in Security Agreement and to the extent applicable) (together with each other intellectual property security agreement delivered pursuant to Section 6.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken (subject to the proviso in clause (iii) above);

(vi)    a certificate of each Loan Party, dated as of the Closing Date, attaching a copy of (i) each Organization Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the board of directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the date of the Closing Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation;

(vii)    [reserved];

(viii)    a favorable opinion of Gibson, Dunn & Crutcher, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent; and

(ix)    a certificate from the chief financial officer of the Borrower in substantially the form of Exhibit I.

(b)     Upon the reasonable request of any Lender made at least 10 Business Days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least 3 Business Days prior to the Closing Date and (y) at least 5 Business Days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(c)    All fees required to be paid to the Administrative Agent and the Lead Arrangers on or before the Closing Date shall have been paid and all reasonable out-of-pocket expenses required to be paid or reimbursed to the Administrative Agent and the Lead Arrangers on the Closing Date that have been invoiced at least three (3) business days prior to the Closing Date shall have been paid or shall be paid from the proceeds of the initial Loans under the Term Facility.

(d)    The Lead Arrangers shall have received copies of the Audited Financial Statements and the Pro Forma Financial Statements.

(e)    [reserved].

(f)    After giving effect to the Transaction, the Borrower and its Restricted Subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the Term Loans, (b) the loans and other extensions of credit under the ABL Credit Agreement and (c) other indebtedness incurred in the ordinary course of business.

(g)    The Specified Representations shall be true and correct in all material respects (other than any such representations that are qualified by materiality or material adverse effect, which shall be true and correct in all respects).

(h)    The Closing Date Acquisition shall have been, or shall concurrently with the funding of the Term Loans be, consummated in compliance with applicable law and regulatory approvals and in accordance with the terms of the Purchase Agreement and such other agreements, instruments and documents relating to the Transaction, which shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to (including any change in the purchase price), in each case, in a manner materially adverse to the Lenders, without the prior written consent of the Lenders (it being understood that any decrease in the purchase price shall not be materially adverse to the Lenders so long as any such decrease is equal to or less than 10% of the total purchase price and is applied to reduce the aggregate amount of the Term Facility).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02    Conditions to All Borrowings. The obligation of each Lender to honor any request for a Borrowing (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) and any extension of credit pursuant to Section 2.14, 2.15 or 2.16 is subject to the following conditions precedent, subject to Section 1.09 with respect to Incremental Term Loans only:

(a)    the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Borrowing in all material respects (other than any such representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects); provided that in the case of any Incremental Term Loans used to finance a Limited Condition Acquisition permitted hereunder, to the extent the Lenders participating in such Incremental Term Loans agree, this Section 4.02(a) shall require only the Specified Representations and customary “acquisition agreement representations” (i.e., those representations of the seller or target (as applicable) in the applicable acquisition agreement that are material to the interests of the Lenders and only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under the applicable acquisition agreement as a result of the failure of such representations to be accurate) be true and correct in all material respects (except, in the case of the Specified Representations, to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects).

(b)    no Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c)    The Administrative Agent shall have received a Request for Borrowing in accordance with the requirements hereof.

Subject to Section 1.09 with respect to Incremental Term Loans, each Request for Borrowing (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.    REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to the Administrative Agent and the Lenders that:

5.01    Existence, Qualification and Power; Compliance with Applicable Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Applicable Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. No Loan Party is an EEA Financial Institution.

5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach of or contravention of (i) any Contractual Obligation (including the ABL Loan Documents) to which such Person is a party or by which it is bound, the termination or adverse modification of which could reasonably be expected to have a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) result in the creation of any Lien (other than Permitted Liens), or (d) violate any Applicable Law.

5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except for such approvals, consents, exemptions, authorizations, actions, notices and filings which have been obtained, taken, given or made and are in full force and effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and the Loan Parties and Restricted Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws.

5.05    Financial Statements; No Material Adverse Effect. (a) The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of the Borrower and its Subsidiaries that have been and are hereafter delivered to Administrative Agent and Lenders (i) are prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial positions and results of operations of the Borrower and Subsidiaries at the dates and for the periods indicated, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown on such financial statements. The consolidated accounts of the Acquired Business and its Subsidiaries that have been delivered to Administrative Agent and Lenders (i) are prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial positions and results of operations of the Acquired Business and Subsidiaries at the dates and for the periods indicated, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Acquired Business and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by IFRS to be shown on such financial statements.

(b)    Since December 31, 2017, there has been no change in the condition, financial or otherwise, of the Borrower or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(c)    The Borrower is Solvent and Borrower and the Restricted Subsidiaries on a consolidated basis are Solvent.

5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07    No Default. Neither any Loan Party nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08    Ownership of Property; Liens. The Loan Parties and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business (other than minor defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and all personal Property, including all Property reflected in any financial statements delivered to Administrative Agent or Lenders, in each case free of Liens except Permitted Liens. Each Borrower and each Restricted Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of the Administrative Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over the Administrative Agent’s Liens.

5.09    Environmental Compliance. The Loan Parties and their Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties (including Real Estate), and as a result thereof the Loan Parties have reasonably concluded that, except as specifically disclosed on Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Loan Party or Restricted Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material.

5.10    Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

5.11    Taxes. The Borrower and each Restricted Subsidiary has filed all U.S. federal and state tax returns and all material local and non-U.S. tax returns and other material reports that it is required by Applicable Laws to file, and has paid, or made proper provision in accordance with relevant accounting standards for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.

5.12    ERISA Compliance. Except as disclosed on Schedule 5.12:

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)    There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan (other than a Multiemployer Plan) has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d)    With respect to any Foreign Plan, except as could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(e)    The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments.

5.13    Subsidiaries; Equity Interests; Loan Parties. Schedule 5.13 shows, as of the Closing Date, for each Loan Party and each Restricted Subsidiary, its name and its jurisdiction of organization. Schedule 5.13 shows, as of the Closing Date, for each Restricted Subsidiary of the Borrower, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 5.13, in the five years preceding the Closing Date, neither the Borrower nor any Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger, amalgamation or combination. The Borrower has good title to its Equity Interests in its Subsidiaries, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Subsidiary of the Borrower.

5.14    Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U). No Loan proceeds will be used by the Borrower to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any margin stock or for any related purpose, in each case in violation of Regulation T, U or X of the Board of Governors.

(b)    None of the Borrower or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15    Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given the projections will be realized).

5.16    Compliance with Laws. The Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17    Intellectual Property; Licenses, Etc. As could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Restricted Subsidiaries own, or possess the lawful right to use, all Intellectual Property used in or otherwise necessary for the conduct of its business, without conflict with the rights of any other Person. To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed by the Borrower or any of its Restricted Subsidiaries, infringes upon any valid, proprietary rights held by any other Person that could result in a claim, that, if successful, could reasonably be expected to have a Material Adverse Effect. No Intellectual Property Claim is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower has disclosed on Schedule 5.17 all Intellectual Property registrations, filings and applications for registration owned by and registered copyrights exclusively licensed by any Loan Party.

5.18    Solvency. Each Loan Party is, individually and together with its Restricted Subsidiaries on a consolidated basis, Solvent.

5.19    [Reserved].

5.20    Labor Matters. Except as described on Schedule 5.20, no Loan Party is party to or bound by any collective bargaining agreement. Except as would not reasonably be expected to have a Material Adverse Effect, there are no grievances, disputes or controversies with any union or other organization of the Borrower’s or any Restricted Subsidiary’s employees, or, to any Loan Party’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

5.21    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

5.22    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.23    USA PATRIOT Act. The Borrower and each of its Subsidiaries is in compliance with the applicable provisions of the USA PATRIOT Act in all material respects.

5.24    Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.25    Liens; Security Interests in the Collateral.

(a)    The Security Agreement is (and the other Collateral Documents, upon execution thereof will, to the extent required thereby) effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Collateral described therein (subject to any limitations specified therein). When financing statements specified in the Perfection Certificate in appropriate form are filed in the offices specified in the Perfection Certificate, the Administrative Agent shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (subject to any limitations specified therein) to the extent perfection of such security interest can be perfected by the filing of a financing statement, as security for the Obligations, in each case prior and superior in right to any other Person (subject to Permitted Liens). Upon the taking of possession or control by the Administrative Agent of Collateral with respect to which a security interest may be perfected by possession or control, the Liens created by the Collateral Documents shall constitute first priority perfected Liens on, and security interests in, such Collateral (subject to Permitted Liens).

(b)    When the Security Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the United States Intellectual Property included in the Collateral listed in such ancillary document (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by, or registered copyrights exclusively licensed to, the Loan Parties after the Closing Date).

(c)    If there are any Mortgaged Properties, the Mortgages shall be effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) or, if so contemplated by the respective Mortgage, the Administrative Agent and the other Secured Parties, legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are validly filed, registered or recorded in the proper real estate filing, registration or recording offices, and all required mortgage Taxes and recording and registration charges are duly paid, the Administrative Agent (for the benefit of the Secured Parties) shall have valid Liens with record or registered notice to third parties on all rights, titles and interests of the Loan Parties in such Mortgaged Property.

ARTICLE VI.    AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall cause each Restricted Subsidiary to:

6.01    Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, balance sheets as at the end of such fiscal year, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal year, on a consolidated ~~and consolidating~~ basis for the Borrower and its Subsidiaries, setting forth in each case in comparative form the figures for the previous fiscal year (it being understood that such comparisons shall not be required to include the figures for Top Golf and its subsidiaries prior to consummation of the Top Golf Acquisition), all in reasonable detail and prepared in accordance with GAAP, which consolidated statements shall be audited and accompanied by (x) a report and opinion of an independent certified public accountant or chartered accountant, as applicable, of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, an upcoming maturity date of the Term Facility) and (y) customary management discussion and analysis of financial condition and results of operation;

(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, unaudited balance sheets as at the end of such fiscal quarter, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, on a consolidated ~~and consolidating~~ basis for the Borrower and its Subsidiaries, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (it being understood that such comparisons shall not be required to include the figures for Top Golf and its subsidiaries prior to consummation of the Top Golf Acquisition), all in reasonable detail, certified by the chief financial officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)    simultaneously with the delivery of the reports referred to in clauses (a) and (b) above, a Compliance Certificate of a Responsible Officer of the Borrower (i) stating whether there exists on the date of such certificate any Default or Event of Default and setting forth the details thereof and the action which the Borrower is taking with respect thereto and (ii) in the case of certificates delivered simultaneously with the delivery of the reports referred to in clause (a) above, setting forth in reasonable detail the calculations for Excess Cash Flow for such period and Available Amount as of the end of such period; and

(d)    simultaneously with the delivery of the reports referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements (or other reconciliation reasonably acceptable to the Administrative Agent).

6.02    Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)    [reserved];

(b)    concurrently with the delivery of financial statements under Section 6.01(a), copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Restricted Subsidiary, or any audit of any of them;

(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission or any provincial securities commission or regulator, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)    promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(e)    promptly following the Administrative Agent’s request therefor, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan prior to the Administrative Agent’s request therefor, the Borrower or one of its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(f)    promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(g)    concurrently with the delivery of the financial statements referred to in Section 6.01(a), projections of the Borrower’s consolidated balance sheets, results of operations and cash flow for the next fiscal year, month by month; and

(h)    promptly, such additional information regarding the Collateral or the business, financial or corporate affairs of Borrowers or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which the Administrative Agent and each Lender have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) if any Lender so requests, the Borrower shall deliver paper copies or electronic copies via electronic mail of such the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03    Notices. Promptly notify the Administrative Agent and each Lender:

(a)    Within five (5) Business Days after the occurrence of a Default or Event of Default under Section 8.01(e) and promptly after the occurrence of any other Default or Event of Default;

(b)    Promptly of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, if applicable (i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Restricted Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) the assertion of any Intellectual Property Claim;

(c)    Promptly of the occurrence of any ERISA Event;

(d)    Promptly of any material change in accounting policies or financial reporting practices by the Borrower or any of its Restricted Subsidiaries;

(e)    Promptly after obtaining knowledge of any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract that, in each case, materially and adversely affects the Borrower or any of its Restricted Subsidiaries;

(f)    Promptly of any judgment affecting the Borrower or any of its Restricted Subsidiaries in an amount exceeding $45,000,000; and

(g)    Promptly after the discharge or any withdrawal or resignation by Borrower’s accountants.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities including (a) all Taxes and tax liabilities, assessments and governmental charges or levies upon it or its Properties, unless such Taxes are being Properly Contested; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) maintain, preserve or renew all of its Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06    Maintenance of Properties. (a) Except for any downsizing, restructuring, closure or partial closure of the golf ball manufacturing operations of the Borrower in existence on the Closing Date, maintain, preserve and protect all of its material properties and material equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07    Maintenance of Insurance. (a) In addition to the insurance required hereunder and under the Security Agreement with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by the Administrative Agent) satisfactory to the Administrative Agent, with respect to the Properties and business of the Borrower and its Restricted Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated. All such insurance shall (i) provide for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance and (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.

(b)    At the time of delivery of the applicable Mortgage (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion), cause such property insurance policy with respect to the Mortgaged Property subject to such Mortgage to be endorsed or otherwise amended to include a “standard” lender’s loss payable mortgage endorsement, in form and substance reasonably satisfactory to the Administrative Agent; deliver a certificate of insurance with respect to such Mortgaged Property to the Administrative Agent; and deliver to the Administrative Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement (or other evidence of renewal of a policy previously delivered to the Administrative Agent) insurance certificate with respect thereto.

(c)    If any building or mobile home on an improved Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

6.08    Compliance with Laws. Comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Applicable Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Materially comply with all Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.

6.09    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Borrower and each Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower and each of its Restricted Subsidiaries, as the case may be.

6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ policies and procedures), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Administrative Agent and shall be limited to one per fiscal year (and only one time at the Borrower’s expense); provided, further, that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Lenders may participate in any such visit or inspection at their own expense.

6.11    Use of Proceeds. Use the proceeds of the Loans for the Transactions and general corporate purposes not in contravention of any Law or of any Loan Document. No proceeds of any Loan will be used, directly or to the best knowledge of the Loan Parties, indirectly, or contributed or otherwise made available to any Subsidiary or other Person, in violation of Anti-Corruption Laws, or to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the target of Sanctions, or in any other manner that will result in a violation by a party to this Agreement or any of its Related Parties (including any individual or entity participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent or otherwise) of Sanctions.

6.12    Additional Guarantors and Collateral .

(a)    Promptly notify the Administrative Agent upon any Person becoming a Restricted Subsidiary and (a) cause any such Restricted Subsidiary that is (i) a Domestic Subsidiary or (ii) a Foreign Subsidiary that loses its status as a CFC and is (or becomes) a guarantor of the obligations of a U.S. borrower under the ABL Credit Agreement promptly (and in any event within 30 days of such Person becoming a Restricted Subsidiary (or such longer period as the Administrative Agent may agree to in its reasonable discretion)) to execute and deliver to the Administrative Agent a Guaranty (including, if requested by the Administrative Agent, a joinder to the Guaranty in form and substance satisfactory to the Administrative Agent) in favor of the Administrative Agent for the benefit of the Secured Parties, (b) cause such Guarantor to promptly (and in any event within 30 days of such Guarantor becoming a Restricted Subsidiary (or such longer period as the Administrative Agent may agree to in its reasonable discretion) deliver to the Administrative Agent such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers or other authorized Persons of such Subsidiary as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer or other authorized Person thereof in connection with the Guaranty to which such Subsidiary is a party and such additional and other documents and certifications as the Administrative Agent may reasonably require to evidence that such Subsidiary is duly organized or formed and is validly existing, in good standing and qualified to engage in business, in each case to the extent applicable, in jurisdictions reasonably identified by the Administrative Agent, and (c) cause such Guarantor to execute and deliver promptly (and in any event within 30 days of such Guarantor becoming a Restricted Subsidiary) such documents, instruments and agreements and to take such other actions as the Administrative Agent shall require to evidence and perfect a Lien in favor of the Administrative Agent (for the benefit of Secured Parties) on all assets of such Person which are the same type as the Collateral, including delivery of legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

(b)    Subject to the terms of the ABL Intercreditor Agreement and, with respect to any Material Real Property, clause (c) below, with respect to any property acquired after the Closing Date by any Loan Party (including, without limitation, any acquisition pursuant to an LLC Division) that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 90 days after the acquisition thereof, or such longer period as may be agreed to the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable requirements of law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

(c)    With respect to any Mortgaged Property on the Closing Date, within one hundred twenty (120) days following the Closing Date (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion), and with respect to any Material Real Property acquired after the Closing Date, within one hundred twenty (120) days after such acquisition (but in no event prior to forty-five (45) days after the Borrower has given notice of such acquisition to the Administrative Agent and in no event prior to the Borrower receiving confirmation from the Administrative Agent that flood insurance due diligence has been completed or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion), the Borrower shall, or shall cause the applicable Loan Party to, grant to the Administrative Agent a Mortgage on such Material Real Property, which Mortgage shall constitute a valid and enforceable Lien on the applicable Loan Party’s right, title and interest in and to such Material Real Property, subject to no other Liens except Permitted Liens, and record, register or file, the Mortgage in such manner and in such places as is required by law to establish the Liens in favor of the Administrative Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Mortgages and pay, and cause each such Loan Party to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording, registration or filing of the Mortgages. With respect to each such Mortgage, the Borrower shall cause the following requirements to be satisfied with respect to such Mortgaged Property:

(i)    the Administrative Agent shall have received with respect to each Mortgaged Property the Flood Documentation;

(ii)    the Administrative Agent shall have received with respect to the Mortgage encumbering each such Mortgaged Property, opinions of local counsel regarding the enforceability of the Mortgages and such other matters customarily covered in real estate mortgage counsel opinions as the Administrative Agent may reasonably request, if and to the extent, and in such form, as local counsel customarily provides such opinions as to such other matters, and

(iii)    the Administrative Agent shall have received:

(A)    a policy or policies or marked up unconditional binder of title insurance (“Mortgage Policy”), in the amount of the fair market value of the respective Mortgaged Property, issued by a nationally recognized title insurance company (“Title Insurer”) insuring the Lien of each Mortgage as a valid first priority Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located (provided, however, that in lieu of a zoning endorsement, Administrative Agent shall accept a zoning report from a nationally recognized zoning report provider), and

(B)    a survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Administrative Agent), as applicable, for which all necessary fees (where applicable) have been paid, which (A) complies in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping as such requirements are in effect on the date of preparation of such survey and (B) is sufficient for such Title Insurer to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Administrative Agent; provided, however, that so long as the Title Insurer shall accept the same to eliminate the standard survey exceptions from such policy or policies, in lieu of a new or revised survey Borrowers may provide a “no material change” affidavit with respect to any prior survey for the respective Mortgaged Property (which prior survey otherwise substantially complies with the foregoing survey requirements) (a “Survey”).

(d)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall any Unrestricted Subsidiary be required to become a Guarantor, provide a Guaranty, grant any Lien to secure the Obligations or take any other action required by this Section 6.12.

6.13    Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so.

6.16    Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to cause the credit facilities provided for herein to be continuously rated by S&P and Moody’s and to maintain a corporate family rating of the Borrower from each of S&P and Moody’s; provided that the Borrower shall not be required to obtain or maintain any specific rating.

6.17    Conference Calls. The Borrower shall, prior to, or within 10 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after, the date of the delivery of the quarterly and annual financial information pursuant to clause (a) or (b) of Section 6.01, hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter or year, as the case may be, of the Borrower (it being understood that any such call may be combined with any similar call held for any of the Borrower’s other lenders or security holders).

6.18    Post-Closing Requirements. Except as otherwise agreed by the Administrative Agent in its reasonable discretion, the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.18, if any, within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its reasonable discretion).

ARTICLE VII.    NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Restricted Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (collectively, “Permitted Liens”):

(a)    Liens pursuant to any Loan Document;

(b)    Liens existing on the Closing Date and listed on Schedule 7.01;

(c)    Liens for Taxes not yet due and payable or being Properly Contested;

(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being Properly Contested;

(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)    deposits or other Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting Real Estate which, are (i) shown in any lender’s policy of title insurance insuring any Mortgage, or (ii) in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(i)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments (so long as such judgments do not constitute an Event of Default under Section 8.01(h));

(j)    Liens securing Indebtedness permitted under Section 7.02(e); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(k)    any Lien existing on any property or asset prior to the acquisition thereof or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes Restricted Subsidiary;

(l)    extensions, renewals and replacements of Liens referred to in clauses (a) through (k) above, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02.

(m)    Liens arising under leases, subleases, licenses and rights to use granted to others and permitted under Section 7.05(f);

(n)    Liens not expressly permitted by clauses (a) through (m) above and as to which the aggregate amount of obligations secured thereby does not exceed $75,000,000 at any one time;

(o)    other Liens in an unlimited amount so long as, in the case of (a) Liens securing Indebtedness on a pari passu basis with the Liens securing the Obligations, the First Lien Net Leverage Ratio would not exceed 2.25 to 1.00 and (b) Liens securing Indebtedness on a junior basis with the Liens securing the Obligations, the Senior Secured Net Leverage Ratio would not exceed 2.75 to 1.00;

(p)    Liens securing Indebtedness permitted under Section 7.02(o); provided that such Liens do not at any time encumber any property other than the property financed or leased by such Indebtedness;

(q)    Liens securing Indebtedness permitted under Section 7.02(p); provided that (x) with respect to ABL Priority Collateral only, subject to the ABL Intercreditor Agreement, such Liens may be senior to the Liens in favor of the Administrative Agent (and if such Liens are senior to the Liens in favor of the Administrative Agent with respect to ABL Priority Collateral, then such Liens must be junior to the Liens in favor of the Administrative Agent with respect to Collateral not constituting ABL Priority Collateral) and (y) such Indebtedness shall be subject to the ABL Intercreditor Agreement or another customary intercreditor agreement reasonably acceptable to the Administrative Agent; and

(r)    Liens on the Collateral (or any portion thereof) securing Indebtedness issued pursuant to Section 7.02(q).

Notwithstanding the foregoing, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon ~~(x) any Equity Interests owned by any Loan Party in Top Golf and (y)~~any intellectual property owned by any Foreign Subsidiary that is a borrower or a guarantor under the ABL Intercreditor Agreement (other than Liens on such intellectual property pursuant to the ABL Loan Documents).

For purposes of determining compliance with this Section 7.01, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant; provided, that all Liens created pursuant to the Loan Documents will be deemed to have been incurred on the Closing Date in reliance on the exception in clause (a) above and will not be permitted to be reclassified pursuant to this paragraph.

7.02    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents;

(b)    Indebtedness on the Closing Date and listed on Schedule 7.02;

(c)    Indebtedness consisting of unsecured intercompany loans among the Borrower and any ~~Restricted~~  Subsidiary or unsecured guarantees of the Borrower or any ~~Restricted~~ Subsidiary in respect of Indebtedness of the Borrower or any ~~Restricted~~ Subsidiary so long as, in each case, the corresponding Investment is permitted under Section 7.03;

(d)    Indebtedness of the Borrower or any Restricted Subsidiary existing or arising under any Swap Contract, provided that such Swap Contract was entered into by such Person to hedge risks not for speculative purposes;

(e)    Indebtedness in respect of Capitalized Leases, Off-Balance Sheet Liabilities and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(f)    Indebtedness that is in existence when a Person becomes a Restricted Subsidiary or that is secured by an asset when acquired by the Borrower or Restricted Subsidiary, as long as such Indebtedness was not incurred in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, and does not exceed $50,000,000 in the aggregate at any time;

(g)    Indebtedness of any wholly owned Restricted Subsidiary to the Borrower or another wholly owned Restricted Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business to the extent otherwise permitted by Section 7.08 and not constituting Indebtedness for borrowed money;

(h)    Indebtedness of the Borrower or any Restricted Subsidiary in connection with guaranties resulting from endorsement of negotiable instruments in the ordinary course of business;

(i)    Indebtedness on account of surety bonds and appeal bonds in connection with the enforcement of rights or claims of the Borrower or its Restricted Subsidiaries or in connection with judgments not resulting in an Event of Default under Section 8.01(h);

(j)    any refinancings, refundings, renewals or extensions of Indebtedness permitted pursuant to Sections 7.02(b); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (ii) Indebtedness subordinated to the Obligations is not refinanced except on subordination terms at least as favorable to the Administrative Agent and the Lenders and no more restrictive on the Borrower and its Restricted Subsidiaries than the subordinated Indebtedness being refinanced.

(k)    Bank Product Debt (other than Indebtedness arising under Swap Contracts);

(l)    Indebtedness that is not included in any of the preceding clauses (a) through (k) of this Section 7.02 and does not exceed $75,000,000 in the aggregate at any time;

(m)    Indebtedness to the Person, or the beneficial holders of Equity Interests in the Person, whose assets or Equity Interests are acquired in a Permitted Acquisition where such Indebtedness (i) is payable in full no sooner than three years from the date of such Permitted Acquisition, (ii) is repayable in installments of no more than one-third of the initial amount in any year after the date of such Permitted Acquisition, (iii) bears interest and fees that are consistent with then available market rates for such Indebtedness, (iv) is not secured by a Lien and (v) does not exceed (together with all other Indebtedness incurred under this clause (m)) $25,000,000 in the aggregate at any time;

(n)    other Indebtedness that is not included in any of the preceding clauses of this Section so long as: (i) such Indebtedness does not have a weighted average life that is shorter than that of the Term Facility, (ii) such Indebtedness has a maturity date that is at least 6 months after the Maturity Date, (iii) to the extent such Indebtedness is secured on a pari passu basis with the Liens securing the Obligations, such Indebtedness shall be subject to MFN Protection solely to the extent any Incremental Term Loans incurred in lieu thereof would be subject to MFN Protection, and (iv) immediately upon and after giving effect to such Indebtedness, the Consolidated Total Net Leverage Ratio is not greater than 3.25 to 1.00; provided, that all such Indebtedness outstanding pursuant to this clause (n) incurred by a Restricted Subsidiary that is not a Guarantor shall not exceed $75,000,000 in the aggregate at any time;

(o)    Indebtedness pursuant to equipment financing and/or leases entered into by one or more of the Loan Parties, in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(p)    Indebtedness incurred pursuant to the ABL Credit Agreement and the related credit documents in an aggregate principal amount not to exceed the greater of (x) $450,000,000 and (y) the Borrowing Base, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided further that any Indebtedness incurred pursuant to this clause (p) is not guaranteed by, or secured by the assets of, any Foreign Subsidiary (other than the Acquired Business and any Foreign Subsidiary formed in the United Kingdom or Canada);

(q)    (A) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or junior lien or unsecured loans) incurred by the Borrower in an aggregate principal amount not to exceed the then remaining Maximum Incremental Amount, which Indebtedness shall be deemed to have been incurred in reliance on Section 2.15; provided that (1) such Indebtedness shall not mature earlier than the Latest Maturity Date in effect at such time, (2) as of the date of the incurrence of such Indebtedness, the weighted average life to maturity of such Indebtedness shall be no shorter than that of the weighted average life to maturity of the existing Term Loans under any Term Facility, (3) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness other than any Loan Party, (4) the covenants, events of default, guarantees, collateral and other terms of such Indebtedness (other than pricing and optional prepayment or redemption terms), taken as a whole, are not more materially restrictive to the Borrower and the Restricted Subsidiaries, as reasonably determined by the Borrower, than those set forth in this Agreement; (5) if secured, such indebtedness shall only be secured by Collateral and, at the time of incurrence the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into an intercreditor agreement with the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent agreeing that any Liens securing such Indebtedness are subject to the terms thereof (provided that, for the avoidance of doubt, such Liens shall be pari passu with or junior to the Liens securing the Obligations) and (6) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements set forth in subclauses (1)-(4) (and which shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement) (such Indebtedness incurred pursuant to this subclause (q) being referred to as “Permitted Alternative Incremental Facilities Debt”) and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon, accrued and unpaid interest and the amount of fees, expenses and premium in connection with such refinancing) and (y) such refinancing, refunding, renewal or extension meets the requirements set forth in subclauses (A)(1) through (A)(6) above;

(r)    (x) Indebtedness in the form of senior unsecured convertible debt securities of the Borrower in an aggregate principal amount not to exceed, together with any amounts incurred pursuant to Section 7.02(s), in the aggregate $275,000,000 and guarantees thereof by the Loan Parties; provided that such Indebtedness shall not mature earlier than the Latest Maturity Date in effect at such time; and (y) any refinancings, refundings, renewals or extensions of Indebtedness permitted pursuant to Sections 7.02(r)(x); provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; ~~and~~

(s)    (x) any loan or other financial assistance received by any Borrower or any of its Subsidiaries from any federal, state, local or foreign government program enacted in response to the COVID-19 outbreak in an aggregate principal amount not to exceed, together with any amounts incurred pursuant to Section 7.02(r), in the aggregate $275,000,000; and (y) any refinancings, refundings, renewals or extensions of Indebtedness permitted pursuant to Sections 7.02(s)(x); provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and

(t)     Indebtedness consisting of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the

Borrower and its Subsidiaries in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Borrower when combined with any Investments made pursuant to Section 7.03(o) during such fiscal year.

The outstanding aggregate principal amount of all Indebtedness of the Foreign Subsidiaries of the Borrower incurred pursuant to clauses (e), (f), (l), (m), (n) and (q) of this Section 7.02 shall not exceed $~~50,000,000.~~70,000,000.

For purposes of determining compliance with this Section 7.02, in the event that any Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided, that all Indebtedness created pursuant to the Loan Documents will be deemed to have been incurred on the Closing Date in reliance on the exception in clause (a) above and will not be permitted to be reclassified pursuant to this paragraph.

7.03    Investments. Make or hold any Investments, except:

(a)    advances to officers, directors and employees of the Borrower and its Restricted Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(b)    Investments in Restricted Subsidiaries to the extent existing on the Closing Date and other Investments in existence on the Closing Date and set forth on Schedule 7.03;

(c)    Investments by: (i) a Loan Party in another Loan Party; (ii) a Borrower or a Guarantor in a Restricted Subsidiary that is not a Loan Party so long as: (A) the aggregate amount of such Investments, together with all Permitted Acquisitions of entities that are not or do not become Guarantors and assets that do not become Collateral pursuant to clause (e) of the definition of “Permitted Acquisitions” (other than in reliance on the Permitted Acquisition Leverage Condition), shall not exceed: $200,000,000, and (B) no Event of Default has occurred and is continuing at the time of such Investment, or would result therefrom; and (iii) a Restricted Subsidiary that is not a Borrower or Guarantor in any other Restricted Subsidiary; provided that any intercompany loan from a Loan Party to the Borrower or any Restricted Subsidiary shall be documented by an intercompany note in form and substance reasonably satisfactory to the Administrative Agent and such intercompany note shall be pledged to the Administrative Agent (for the benefit of the Secured Parties);

(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)    Investments consisting of Permitted Acquisitions;

(f)    Investments pursuant to Swap Contracts otherwise permitted hereunder;

(g)    Investments in Cash Equivalents;

(h)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments made after the Closing Date in an aggregate amount not to exceed $150,000,000 at any time outstanding;

(i)    [reserved];

(j)    Investments, so long as: (i) no Default or Event of Default has occurred and is continuing or would result therefrom; (ii) the amount expended in connection with any such Investment is made solely using Top Golf Proceeds, (iii) the aggregate amount expended in connection with all such Investments consummated under this clause (j) and transactions consummated under Section 7.06(g) does not exceed $150,000,000 in the aggregate; (iv) the Borrower provides the Administrative Agent with at least 7 days prior written notice of any such Investment (which notice shall contain the amount to be expended in such transaction and evidence of the source of funds for such expenditure); (v) the Borrower provides the Administrative Agent with evidence of the making of any Investment under this clause (j);

(k)     (i ) the Top Golf Acquisition (including the designation of Top Golf and its subsidiaries as Unrestricted Subsidiaries hereunder) and (ii) additional Investments in Top Golf in an amount not to exceed $~~30,000,000~~230,000,000 in the aggregate at any time so long as at the time of any such Investment under this clause (ii), no Default or Event of Default has occurred and is continuing or would result therefrom;

(l)    unlimited Investments provided that after giving effect thereto (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Net Leverage Ratio is equal to or less than 2.00 to 1.00; ~~and~~

(m)    Investments in an amount not to exceed the portion of the Available Amount on the date of such election that the Borrower elects to apply to this Section 7.03(m); provided that after giving effect thereto no Event of Default shall have occurred and be continuing;

(n)     Investments consisting of (i) the non-exclusive licenses of, and non-exclusive rights to use, intellectual property pursuant to joint marketing or other similar arrangements with other Persons so long as such licenses and rights to use do not interfere in any material respect with the business of Borrower and its Restricted Subsidiaries, taken as a whole, and (ii) Dispositions permitted by Section 7.05(f); and

(o)    Investments consisting of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Borrower and its Subsidiaries in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Borrower when combined with any Indebtedness incurred pursuant to Section 7.02(t) during such fiscal year.

7.04    Fundamental Changes. (a) Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division), except that, so long as, other than with respect to clause (vi) below, no Default exists or would result therefrom:

(i)    any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any Loan Party (other than the Borrower) is merging with another Restricted Subsidiary, such Loan Party shall be the continuing or surviving Person;

(ii)    any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(iii)    any Restricted Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Restricted Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(iv)    any Immaterial Subsidiary may be wound up, liquidated or dissolved; ~~and~~

(v)    the Borrower and its Restricted Subsidiaries may make those Dispositions permitted by Section 7.05; and

(vi)    the Borrower and its Restricted Subsidiaries may consummate the Top Golf Acquisition; or

(b)    Change its name; change its tax, charter or other organizational identification number; or change its form or state of organization without 10 Business Days’ prior written notice to the Administrative Agent.

7.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)    Dispositions of inventory in the ordinary course of business;

(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)    Dispositions of property by any Restricted Subsidiary to the Borrower or to a wholly-owned Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e)    Dispositions permitted by Section 7.04 (other than Section 7.04(a)(v)), (ii) Investments permitted by Section 7.03, and (iii) Restricted Payments permitted by Section 7.06;

(f)    leases, subleases, licenses and rights to use granted to others in the ordinary course of business and not otherwise prohibited by this Agreement so long as such leases, subleases, licenses and rights to use do not materially adversely affect the conduct by the Borrower and its Restricted Subsidiaries of their core golf products business or the value of the Collateral;

(g)    [reserved];

(h)    (i) Dispositions of excess Real Estate and related assets made in connection with the consolidation of business activities in other locations and (ii) sale and leaseback transactions involving Real Estate;

(i)    [reserved];

(j)    other Dispositions in an aggregate amount in any fiscal year not to exceed 5% of the Consolidated Tangible Assets of the Borrower and its Restricted Subsidiaries as of the end of the most recently ended fiscal year of the Borrower; and

(k)    other Dispositions; provided that at least 75% of the consideration for such Disposition shall be paid to the Borrower or such Restricted Subsidiary in cash or Cash Equivalents; provided that (1) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (1) from and after the Closing Date, not in excess of $50,000,000, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed cash and (2) any liabilities or obligations that are assumed by the transferee in connection with such Disposition shall be deemed cash and any securities, notes or other obligations received by the Borrower or any of its Restricted Subsidiaries from the transferee or Affiliates in connection with such Disposition shall be deemed cash if the Borrower or the applicable Restricted Subsidiary intends at the time of receipt to convert such securities, notes or other obligations to cash within fifteen months of receipt thereof (with the proceeds thereof being cash proceeds upon any such conversion); provided, further, that any such Disposition shall be for Fair Market Value.

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(j) shall be for fair market value; provided, further, that the Borrower or any of its Restricted Subsidiaries may enter into an agreement to make an Disposition otherwise prohibited by this Section 7.05 if failure to consummate such Disposition would not result in a liability or Indebtedness otherwise prohibited by this Agreement and the consummation of the Disposition contemplated by such agreement is conditioned upon either the termination of this Agreement or receipt of the prior written consent of the Administrative Agent and the Required Lenders.

7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)    each Restricted Subsidiary may make Restricted Payments to the Borrower, any Restricted Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)    the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person;

(c)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other Equity Interests or warrants or options to acquire any such Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other Equity Interests;

(d)    the Borrower may purchase Equity Interests in any Loan Party or options with respect to Equity Interests in any Loan Party held by employees or management of any Loan Party in connection with the termination of employment of such employees or management so long as: (i) the aggregate amount of such purchases do not exceed $10,000,000 in any fiscal year of the Borrower, and (ii) no Event of Default has occurred and is continuing at the time of any such purchase or would result therefrom;

(e)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed $50,000,000;

(f)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may make cash payments in lieu of issuance of fractional shares in connection with the conversion of any convertible stock or debt securities of the Borrower, in an aggregate amount not to exceed $10,000,000 for all such payments;

(g)    the Borrower may make repurchases of and pay dividends on its common stock so long as: (i) no Default or Event of Default has occurred and is continuing or would result therefrom; (ii) the amount expended in connection with any such transaction is made solely using Top Golf Proceeds; (iii) the aggregate amount expended in connection with all such transactions consummated under this clause (g) and Investments made under Section 7.03(j) does not exceed $150,000,000 in the aggregate; (iv) the Borrower provides Agent with at least 7 days prior written notice of any such transaction (which notice shall contain the amount to be expended in such transaction and evidence of the source of funds for such expenditure); and (v) the Borrower provides Agent with evidence of the completion of any such transaction under this clause (g);

(h)    any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Equity Interests or Junior Debt of the same payment and lien priority of any Junior Debt being prepaid or exchanged therefor pursuant to this clause (h) of the Borrower (other than Qualified Equity Interests issued or sold to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Restricted Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Borrower from its stockholders; provided that such net cash proceeds are not included in any determination of the Available Amount;

(i)    unlimited Restricted Payments provided that after giving effect thereto (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Net Leverage Ratio is equal to or less than 1.75 to 1.00;

(j)    Restricted Payments in an amount not to exceed the portion of the Available Amount on the date of such election that the Borrower elects to apply to this Section 7.06(j); provided that after giving effect thereto no Event of Default shall have occurred and be continuing; and

(k)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed $30,000,000 during each year.

7.07    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof, those lines of business conducted by Top Golf and its subsidiaries on the date of the Top Golf Acquisition, one or more of the leisure goods, products and services businesses generally or, in each case, any business substantially related or incidental thereto.

7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, except (a) transactions (i) between or among Loan Parties and (ii) between or among Restricted Subsidiaries that are not Loan Parties, (b) transactions constituting Investments in Restricted Subsidiaries and/or Unrestricted Subsidiaries as permitted by Section 7.03, (c) transactions constituting Indebtedness among the Borrower or any of its Restricted Subsidiaries, in each case as permitted by Section 7.02; (d) transactions among the Borrower or any of its Restricted Subsidiaries, in each case as permitted by Section 7.04 or Section 7.05, (e) transactions constituting Restricted Payments permitted by Section 7.06, (f) transactions constituting reasonable fees and compensation paid to (including issuance and grants of securities and stock options, employment agreements and stock option and ownership plans for the benefit of, and indemnities provided on behalf of) officers, directors, employees and consultants of the Borrower or any Restricted Subsidiary, (g) constituting loans or advances to employees and officers of the Borrower and its Restricted Subsidiaries to the extent permitted by Section 7.03(a), ~~and (h) transactions with Affiliates in the ordinary course of business, upon fair and reasonable terms fully disclosed to the Administrative Agent and~~(h) transactions with Top Golf and its subsidiaries (including, without limitation, licenses, sub-licenses, leases, sub-leases, purchases and sales of goods and services and joint marketing arrangements, in each case, to the extent not otherwise prohibited hereunder) entered into in the ordinary course of business so long as such transactions do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Borrower and its Subsidiaries to the extent permitted by Section 7.02(c), Section 7.02(t) or Section 7.03(o), and (j) transactions with Affiliates upon terms no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

7.09    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document or the ABL Credit Agreement and the other ABL Loan Documents, and in each case any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof permitted under this Agreement) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (ii) of the Borrower or any Restricted Subsidiary to incur or repay the Obligations, (iii) of the Borrower or any Restricted Subsidiary to grant Liens on any Collateral in favor of the Agent for the benefit of the Lenders or (iv) of any Loan Party to guarantee the Obligations; provided, that the restrictions set forth herein shall not apply to (w) customary restrictions on transfers of property subject to a capital lease as set forth in such capital lease; (x) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition (not otherwise prohibited by this Agreement or any other Loan Document) of all or substantially all of the capital stock or assets of such Restricted Subsidiary; (y) customary prohibitions on assignment in any contract or lease; and (z) customary net worth provisions contained in leases and other agreements entered into by a Restricted Subsidiary in the ordinary course of business.

7.10    Organization Documents. Amend, modify or otherwise change any of its Organization Documents as in effect on the Closing Date where such amendment, modification or other change would have a Material Adverse Effect.

7.11    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrower and Subsidiaries.

7.12    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.03; or change the Borrower’s fiscal year.

7.13    Activities of uPlay. Unless Borrower causes uPlay to become a Guarantor hereunder in accordance with Section 6.12, uPlay will not (a) engage in any business or activity or (b) own any assets or have any liabilities (other than liabilities reasonably incurred in connection with its maintenance of its existence).

7.14    [Reserved].

ARTICLE VIII.    EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a)    Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or (ii) pay within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (solely with respect to the Borrower’s existence), 6.11 or Article VII; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)    Cross-Default. (i) Any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that an event of default under the ABL Credit Agreement shall not constitute an Event of Default unless and until the date on which the lenders under the ABL Credit Agreement have actually declared all such obligations under the ABL Credit Agreement to be immediately due and payable in accordance with the terms of the ABL Credit Agreement and such declaration has not been rescinded by the lenders under the ABL Credit Agreement on or before such date; provided further that any conversion of, or trigger of conversion rights with respect to, any convertible debt securities of the Borrower otherwise permitted to be incurred under this Agreement (whether or not such conversion is to be settled in cash or capital stock or a combination thereof) unless such conversion results from any event of default thereunder or a “change of control”, “fundamental change” or similar occurrence thereunder, shall not constitute an Event of Default; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)    Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any of its Restricted Subsidiaries to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any of its Restricted Subsidiaries in an aggregate amount in excess of the Threshold Amount; or

(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document other than as expressly permitted hereunder or thereunder; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)    Change of Control. There occurs any Change of Control; or

(l)    Collateral Documents. Any Collateral Document that creates a Lien with respect to a material portion of the Collateral, after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby, except to the extent that (i) any of the foregoing results from the failure of the Administrative Agent to maintain possession of any stock certificates, promissory notes, certificates of title or other instruments delivered to it under the Collateral Documents or (ii) such loss is covered by a title insurance policy benefitting the Administrative Agent or the Lenders and the related insurer has not asserted in writing that such loss is not covered by such title insurance policy and has not denied coverage.

8.02    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.    ADMINISTRATIVE AGENT

9.01    Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(e)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(c)    With effect from the Resignation Effective Date, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09    Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10    Collateral and Guaranty Matters. (a) Without limiting the provisions of Section 9.09, each of the Lenders agree that a Guarantor shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Guarantor shall be automatically released, upon consummation of any transaction not prohibited by this Agreement resulting in such Guarantor ceasing to be a Guarantor.

(b)    The Lenders hereby irrevocably agree that (A) upon (i) any sale or other transfer by any Loan Party (other than to another Loan Party) of any Collateral in a transaction not prohibited by this Agreement, (ii) the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral or (iii) the release of any Guarantor from its Guarantee pursuant to the Guaranty, the security interests in such Collateral described in clauses (i) or (ii) and Collateral of such Guarantor described in clause (iii) created by the Collateral Documents shall be automatically released. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) in respect of all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents and (B) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made), all security interests created by the Collateral Documents shall be automatically released.

(c)    Each of the Lenders irrevocably authorizes the Administrative Agent to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11    Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.12    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13    Withholding Taxes. To the extent required by any Applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.

ARTICLE X.     MISCELLANEOUS

10.01    Amendments, Etc. Subject to Section 3.03(c) and the last paragraph of this Section 10.01 and except as provided in Sections 2.14, 2.15 and 2.16, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 4.01 (other than Section 4.01(b) or (c)), or, in the case of the initial Borrowing, Section 4.02, without the written consent of each Lender;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)    postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of the Term Facility hereunder or under any other Loan Document without the written consent of each Term Lender;

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)    change (i) Section 2.13 or Section 8.03 or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Term Facility from the application thereof set forth in the applicable provisions of Section 2.05(b), respectively, in any manner that materially and adversely affects the Lenders under the Term Facility without the written consent of each Lender directly affected thereby;

(g)    change any provision of this Section 10.01 or the definition of “Required Lenders” or “Required Class Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i)    subordinate any Lien of the Administrative Agent with respect to the Collateral, without the written consent of each Lender affected thereby;

(j)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Restricted Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(k)    directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Class differently from the rights of Lenders holding Commitments or Loans of any other Class without the written consent of the applicable Required Class Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower to effectuate any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans in a manner consistent with Sections 2.14, 2.15 and 2.16 and as may be necessary to establish such Incremental Term Loans, Refinancing Term Loans or Extended Term Loans as a separate Class or tranche from any existing Term Loans and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately.

Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.02    Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below shall be effective as provided in such clause (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right,

remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clause (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver.    (a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (which shall be limited to the reasonable fees and expenses of one primary counsel to the Lead Arrangers and the Administrative Agent taken as a whole and one local counsel in each relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions))), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender ((but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Lenders taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected Lenders taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole and, solely in the case of a conflict of interest, additional local and special counsel to all similarly affected persons taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to such Indemnitees taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected Indemnitees taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole and, solely in the case of a conflict of interest, addition-al local and special counsel to all similarly affected Indemnitees taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties, in each case, that was involved in the negotiation or syndication of the Loan Documents or (y) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the Lead Arrangers or the Administrative Agent in their capacities as such). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and expenses arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any of its Related Parties, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Term Loan Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against such Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section 10.04 shall be payable not later than thirty (30) days after demand therefor.

(f)    Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b) and in the case of any assignee that is the Borrower or any of its Subsidiaries,

Section 10.06(f), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be prohibited). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b)) at the time owing to it); provided that (in each case with respect to the Term Facility) any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or (f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.06 and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or (f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Term Facility; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries except in accordance with Section 10.06(f) or (B) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person).

(vi)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.06.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the

Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under clause (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Assignments to Borrower.

Notwithstanding anything to the contrary contained in this Section 10.06 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Term Lender shall have the right at any time to sell, assign or transfer all or a portion of its Commitment or Term Loans owing to it to the Borrower on a non-pro rata basis subject to the following limitations:

(i)    The Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans, provided that, (A) notice of the Auction shall be made to all Term Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.06(f) and the Auction Procedures set forth on Exhibit J and are otherwise reasonably acceptable to Borrower, the Auction Manager, and the Administrative Agent;

(ii)    With respect to all repurchases made by the Borrower pursuant to this Section 10.06(f), (A) Borrower shall deliver to the Auction Manager a certificate of an Responsible Officer stating that (1) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (2) as of the launch date of the related Auction and the effective date of any Affiliate Assignment Agreement, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, the Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Lenders and (B) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager and the Administrative Agent an Affiliate Assignment Agreement;

(iii)    Following any repurchase by the Borrower pursuant to this Section 10.06(f), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.06(f), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation; and

(iv)    no such purchase shall be funded, directly or indirectly, with a drawing under the ABL Credit Agreement;

(g)    Disqualified Institutions. (i) No assignment shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 10.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)    If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b), (ii) such assignment does not conflict with Applicable Laws and (iii) in the case of clause (A), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15 or Section 2.16 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or prospective assignee), in reliance on this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 10.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Lead Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with Applicable Laws; and

(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

10.14    Governing Law; Jurisdiction; Etc. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Lead Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.18    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CALLAWAY GOLF COMPANY

By:
Name:
Title:

[Callaway – Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

[Callaway – Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

[Callaway – Signature Page to Credit Agreement]